Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-163167

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of each class of securities to be registered	registered(1)	unit(2)	price	registration fee(3)
Common Stock, par value $0.01 per share	152,945	$24.05	$3,678,327.25	$263

(1)	Includes Preferred Stock Purchase Rights issuable in accordance with the Rights Agreement, dated as of April 3, 2006, between us and American Stock Transfer & Trust Company, as Rights Agent, which are presently attached to and trade with our common stock. Also includes an indeterminate number of additional shares that may become issuable by virtue of any stock split, dividend or other distribution, recapitalization or similar event in accordance with Rule 416.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices per share of our common stock as reported on the Nasdaq Global Select Market on January 20, 2010.

(3)	Calculated in accordance with Rule 457(r) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in our Registration Statement on Form S-3 (File No. 333-163167) in accordance with Rules 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT
(to prospectus dated November 18, 2009)

152,945 Shares

GSI Commerce, Inc.

Common Stock

This prospectus supplement relates to the resale, from time to time, of up to 152,945 shares of our common stock by the selling stockholders. The selling stockholders acquired these shares from us in connection with our acquisition of Retail Convergence, Inc., a Delaware corporation, referred to as “RCI.” We will not receive any of the proceeds upon the resale of our common stock by the selling stockholders, except to the extent that shares of common stock held in an escrow account are sold and the proceeds thereof are paid to us from the escrow account to satisfy an indemnification claim or claims against the selling stockholders. See “Selling Stockholders.”

The registration of the shares covered by this prospectus supplement does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders may sell these shares through public or private transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Plan of Distribution.” Our common stock is listed on the Nasdaq Global Select Market under the symbol “GSIC.” On January 21, 2010 , the reported last sale price of our common stock was $24.35 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 22, 2010.

TABLE OF CONTENTS

Prospectus Supplement

About This Prospectus Supplement	S-i
Summary	S-1
Risk Factors	S-4
Forward-Looking Statements	S-25
Use of Proceeds	S-26
Selling Stockholders	S-26
Plan of Distribution	S-29
Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders	S-31
Legal Matters	S-33
Experts	S-33

Prospectus
About This Prospectus	1
GSI	2
Our Business	2
Recent Developments	2
Ratio of Earnings to Fixed Charges	3
Risk Factors	4
Where You Can Find More Information	4
Documents Incorporated by Reference	4
Forward-Looking Statements	5
Use of Proceeds	6
Description of Securities We May Sell	6
Capital Stock	6
Depositary Shares	11
Warrants	12
Subscription Rights	13
Debt Securities	14
Share Purchase Contracts and Share Purchase Units	25
Units	25
Plan of Distribution	26
Validity of Securities	26
Experts	27

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the accompanying base prospectus, gives more general information about us and our common stock. To the extent information in this prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying base prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

The selling stockholders are not making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus, or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

Unless the context requires otherwise or unless otherwise indicated, all references to “GSI,” “Company,” “we,” “our,” or “us” refer collectively to GSI Commerce, Inc. and its consolidated subsidiaries.

Our fiscal year ends on the Saturday nearest the last day of December. Our fiscal year ends are as follows:

References to	Refer to the Years Ended/Ending

Fiscal 2005	December 31, 2005
Fiscal 2006	December 30, 2006
Fiscal 2007	December 29, 2007
Fiscal 2008	January 3, 2009
Fiscal 2009	January 2, 2010
Fiscal 2010	January 1, 2011
Fiscal 2011	December 31, 2011
Fiscal 2012	December 29, 2012

S-i

SUMMARY

This summary highlights information contained, or incorporated by reference, in this prospectus supplement and the accompanying base prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying base prospectus, including risk factors, our consolidated financial statements and notes to those consolidated financial statements and other information incorporated by reference in this prospectus supplement and accompanying base prospectus.

Our Business

We are a leading provider of e-commerce and interactive marketing services to large businesses that sell products directly to consumers (b2c). Through the third quarter of fiscal 2009 we had two reportable segments — e-commerce services and interactive marketing services. For e-commerce services, we deliver customized solutions to clients through an integrated e-commerce platform, which is comprised of three components: technology, fulfillment and call center services. We offer each of the platform’s components on a modular basis, or as part of an integrated, end-to-end solution. For interactive marketing services, we offer online marketing and advertising, user experience and design, studio and e-mail marketing services. We provide services to approximately 200 clients, which include: Aeropostale®, American Eagle Outfitters®, Avis®, Bath & Body Works®, British Airways®, CBS®, Christopher & Banks®, Dick’s Sporting Goods®, Estee Lauder®, Major League Baseball®, the NFL®, Reuters®, RalphLauren.com®, The Royal Bank of Scotland® group of companies, Sports Authority®, The TJX® Companies, Toys “R” Us® and Warnaco®.

We help our clients grow their e-commerce and multichannel businesses faster and more profitably than they could on their own. As retailers and brands place a greater emphasis on developing their online channels, they are challenged to make the level of investment required to support high-quality, multichannel, e-commerce businesses. The online businesses of our clients and prospects often account for a small but growing percentage of their companies’ overall businesses, which makes their online businesses too important to ignore, but often not large enough to justify the investment required to provide a robust e-commerce offering.

Our core competencies are providing services that enable our clients to build and grow their e-commerce and multichannel retailing businesses. By partnering with us, we believe companies gain access to better quality technology, a proven and integrated infrastructure along with e-commerce, multichannel and interactive marketing expertise. Our scale allows us to provide our clients with a broader range of high-quality capabilities, expertise and infrastructure than they could justify building, implementing and maintaining on their own and to continually invest in enhancing our service offerings and expertise and increasing our capacity.

We are a Delaware corporation organized in 1986. Our principal executive offices are located at 935 First Avenue, King of Prussia, PA 19406. Our telephone number is (610) 491-7000.

Acquisition of RCI

On November 17, 2009, we completed our acquisition of Retail Convergence, Inc. The acquisition was made pursuant to an Agreement and Plan of Merger, dated as of October 27, 2009, referred to as the “merger agreement,” by and among us, Cola Acquisition Corporation, a Delaware corporation and our wholly-owned subsidiary, RCI, certain of the principal stockholders of RCI and William J. Fitzgerald, as stockholders’ representative.

RCI operates RueLaLa.com and SmartBargains.com. Launched in April 2008, Rue La La is a members-only, e-commerce destination offering premier brands at discount prices during two-day private sale events in the fashion, accessories, footwear, home, jewelry and other emerging merchandise categories. Since inception, Rue La La has featured private sale events from more than 300 brands. SmartBargains.com, launched in 1999, is an e-commerce consumer marketplace for the sale of off-price merchandise across a wide cross-section of categories.

Under the terms of the merger agreement, Cola Acquisition Corporation merged with and into RCI, referred to as the “merger,” with RCI surviving the merger as our subsidiary. At the effective time of the merger, we acquired substantially all of the outstanding capital stock of RCI. We acquired the remaining capital stock of RCI on December 31, 2009.

Under the merger agreement, the stockholders and optionholders of RCI were entitled to receive an initial payment of approximately $180.0 million, consisting of $90.0 million cash (less certain transaction expenses) and shares of our common stock with an aggregate value of approximately $90.0 million. Any stockholder or optionholder who held 200,000 or fewer shares of RCI common stock (or vested options, in the case of an optionholder) received cash in lieu of shares of our common stock. The initial payment disclosed above includes the initial payment which was payable upon our acquisition of the remaining capital stock of RCI acquired on December 31, 2009.

At the closing of the merger transaction, in connection with this initial payment, we paid approximately $89.5 million (including certain transaction expenses) and issued 4,419,023 shares of our common stock. In connection with our acquisition of the remaining capital stock of RCI on December 31, 2009, we paid an additional $2.6 million and issued an additional 152,945 shares of our common stock. At the closing of the merger transaction, approximately $17.2 million of the initial consideration was paid into escrow to secure post-closing indemnification obligations of the stockholders and optionholders. Upon our acquisition of the remaining capital stock of RCI on December 31, 2009, approximately $0.6 million of such consideration was paid into escrow to secure post-closing indemnification obligations. The stockholders and employees of RCI will be eligible to receive an earnout payable in cash and shares of our common stock for each of the 2010, 2011 and 2012 fiscal years with an aggregate value of up to $170.0 million if certain financial performance targets are achieved. The foregoing description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, which was filed as Exhibit 2.1 to our Current Report on Form 8-K/A filed with the SEC on November 17, 2009. See “Where You Can Find More Information” in the accompanying base prospectus. The audited financial statements, unaudited interim financial statements of RCI and pro forma financial information giving effect to the merger and incorporated by reference herein have been filed as exhibits to our Current Report on Form 8-K/A filed with the SEC on December 4, 2009.

Risk Factors

See “Risk Factors” beginning on page S-4 and other information included, or incorporated by reference, in this prospectus supplement and the accompanying base prospectus for a discussion of factors you should consider carefully before investing in our common stock.

The Offering

Common stock offered by the selling stockholders	152,945 shares

Common stock outstanding	60,039,422 shares outstanding as of January 15, 2010.

Offering price of common stock	The shares may be sold at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Plan of Distribution.”

Use of proceeds	We will not receive any of the proceeds upon the resale of the common stock by the selling stockholders, except to the extent that shares of common stock held in an escrow account are sold and the proceeds thereof are paid to us from the escrow account to satisfy an indemnification claim or claims against the selling stockholders.

Dividend policy	We do not expect to pay dividends on our shares of common stock in the foreseeable future.

Nasdaq Global Select Market symbol	GSIC

The number of shares of common stock outstanding is based on 60,039,422 shares outstanding as of January 15, 2010 and, unless we indicate otherwise, excludes:

•	3,105,330 shares of common stock reserved for issuance upon exercise of outstanding options granted under our 1996 Equity Incentive Plan, referred to as “1996 plan,” with a weighted average exercise price of $9.55 per share, all of which are vested and presently exercisable;

•	132,250 shares of common stock reserved for issuance upon exercise of outstanding options granted under our 2005 Equity Incentive Plan, referred to as the “2005 plan,” with a weighted average exercise price of $17.98 per share, all of which are vested and presently exercisable;

•	4,067,007 shares of common stock reserved for issuance upon vesting of outstanding restricted stock units awarded under our 2005 plan;

•	1,495,102 additional shares of common stock available for issuance under our 2005 plan;

•	a maximum of 10,031,156 shares of common stock that could be issued upon conversion of outstanding convertible notes, subject to adjustment for stock dividends, stock splits, cash dividends, certain tender offers, other distributions and similar events; and

•	up to an aggregate value of approximately $44.3 million of our common stock, valued at the time of issuance, that could be issued to RCI employees in connection with the earnout provisions of the merger agreement.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below as well as other information contained, or incorporated by reference, in this prospectus supplement and the accompanying base prospectus, including our consolidated financial statements and notes to those consolidated financial statements, before making an investment decision. The risks and uncertainties described below and incorporated by reference into this prospectus supplement and the accompanying base prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of our common stock could decline substantially.

Risks Related to Our Business

Our future success cannot be predicted based upon our limited operating history in a rapidly changing industry.

Compared to certain of our current and potential competitors, we have a relatively short operating history. In addition, the nature of our business and the industries in which we operate have undergone rapid development and change since we began operating. Accordingly, it is difficult to predict whether we will be successful. Thus, our chances of financial and operational success should be evaluated in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a business with limited history in a relatively rapidly changing industry. If we are unable to address these issues, we may not be financially or operationally successful.

Our failure to manage growth and diversification of our business could harm us.

We are continuing our efforts to grow and diversify our business both in the United States and internationally. As a result, we must expand and adapt our operational infrastructure and increase the number of our personnel in certain areas. To effectively manage our growth initiatives, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These enhancements and improvements are likely to be complex and will require significant capital expenditures and allocation of valuable management resources. If we are unable to adapt our systems in a timely manner to accommodate our growth, our business may be adversely affected.

We have an accumulated deficit and may incur additional losses.

We incurred a net loss in fiscal 2008 and 2007, recorded net income in fiscal 2006 and 2005, and incurred net losses in the previous four fiscal years. As of the end of the third fiscal quarter of fiscal 2009, we had an accumulated deficit of $189.2 million. We may not generate sufficient revenue and gross profit from our existing clients, add an appropriate number of new clients or adequately control our expenses. If we fail to do this, we may not be able to return to profitability.

We will continue to incur significant operating expenses and capital expenditures as we seek to:

•	launch new clients;

•	expand internationally;

•	enhance our fulfillment capabilities and increase fulfillment capacity;

•	develop new technologies and features to improve our clients’ e-commerce businesses;

•	enhance our customer care center capabilities to better serve customers’ needs and increase customer care capacity;

•	expand our marketing services business;

•	increase our general and administrative functions to support our growing operations;

•	continue our business development, sales and marketing activities; and

•	make strategic or opportunistic acquisitions of complementary or new businesses or assets or internally develop new business initiatives.

If we incur expenses at a greater pace than we generate revenues, we could incur additional losses.

Our success is tied to the success of, and continued relationships with, the clients for which we operate e-commerce businesses.

Our success is substantially dependent upon the success of the clients for which we operate e-commerce businesses. The retail business is intensely competitive. If our clients were to have financial difficulties or seek protection from their creditors or if they were to suffer impairment of their brands, it could adversely affect our ability to maintain and grow our business or to collect client receivables. Our business could also be adversely affected if our clients’ marketing, brands or retail stores are not successful or if our clients reduce their marketing or number of retail stores. Additionally, a change in management at our clients could adversely affect our relationship with those clients and our revenue from our agreements with those clients. As a result of our relationship with certain of our clients, these clients identify, buy, and bear the financial risk of inventory obsolescence for their corresponding Web stores and merchandise. As a result, if any of these clients fail to forecast product demand or optimize or maintain access to inventory, we would receive reduced service fees under the agreements and our business and reputation could be harmed. If any of our clients were to exit the e-commerce channel and/or terminate their relationships with us, our business and financial performance could be adversely affected.

The uncertainty regarding the general economy may reduce our revenues.

Our revenue and rate of growth depends on the continued growth of demand for the products offered by our clients, and our business is affected by general economic and business conditions. A decrease in demand, whether caused by changes in consumer spending or a weakening of the U.S. economy or the local economies outside of the United States where we sell products, may result in decreased revenue or growth or problems with our ability to collect customer receivables. Uncertainty about current economic conditions poses a risk as consumers may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a material negative effect on the demand for the products sold by our clients. Terrorist attacks and armed hostilities could create economic and consumer uncertainty that could adversely affect our revenue or growth. Other factors that could adversely influence demand from the customers of our clients include increases in fuel and energy costs, conditions in the residential real estate and mortgage markets, healthcare costs, access to credit, consumer confidence, and other macroeconomic factors affecting consumer spending behavior.

We rely on access to the credit and capital markets to finance a portion of our working capital requirements and support our liquidity needs. Access to these markets may be adversely affected by factors beyond our control, including turmoil in the financial services industry, volatility in securities trading markets and general economic downturns.

We rely upon access to the credit and capital markets as a source of liquidity for the portion of our working capital requirements not provided by cash from operations. Market disruptions such as those recently experienced in the United States and abroad may increase our cost of borrowing or adversely affect our ability to access sources of liquidity upon which we rely to finance our operations and satisfy our obligations as they become due. These disruptions may include turmoil in the financial services industry, including uncertainty surrounding lending institutions with which we do business or wish to do business. If the lenders in our secured revolving bank credit facility are unable to meet their obligations to provide loans to us under the terms of the credit facility, if we are unable to access credit at competitive rates, or at all, or if our short-term or long-term borrowing costs dramatically increase, our ability to finance our operations, meet our short-term obligations and implement our operating strategy could be adversely affected.

Our substantial indebtedness could adversely affect our financial condition.

We currently have and will continue to have a significant amount of indebtedness. On June 1, 2005, we completed an offering of $57.5 million aggregate principal amount of our convertible notes due 2025, referred to as the “3% convertible notes.” On July 5, 2007, we completed an offering of $150 million aggregate principal amount of our convertible notes due 2027, referred to as the “2.5% convertible notes.” In addition, we have a secured revolving bank credit facility with a borrowing capacity of $90 million, which, subject to certain conditions, may be increased to $150 million. There were no borrowings outstanding under our secured revolving bank credit facility as of October 3, 2009. Including the notes, borrowings under the credit facility and capital leases, we had approximately $204.0 million of indebtedness outstanding as of October 3, 2009 with an aggregate principal amount of $241.8 million. In accordance with accounting standards for “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” as of October 3, 2009, our 3% convertible notes were included in our indebtedness outstanding at a net debt carrying value of $54.3 million, however, the principal amount owed to the holders of our 3% convertible notes was $57.5 million; as of October 3, 2009, our 2.5% convertible notes were included in our indebtedness outstanding at a net debt carrying value of $115.4 million, however, the principal amount owed to the holders of our 2.5% convertible notes was $150 million. On June 1, 2010, holders of the 3% convertible notes are permitted to require us to repurchase the 3% convertible notes for 100% of the principal amount outstanding plus accrued and unpaid interest. Although we cannot provide any assurances, in the event our holders require us to repurchase the 3% convertible notes in fiscal 2010, we currently expect to have sufficient liquidity from our cash from operating activities, our cash and cash equivalents and/or our secured revolving bank credit facility to fund any such required repurchases.

Our indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require the dedication of a substantial portion of our cash flow from operations to the payment of interest and principal on our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry;

•	place us at a competitive disadvantage relative to competitors with less debt; and

•	make it difficult or impossible for us to pay the principal amount of the convertible notes at maturity, thereby causing an event of default under the convertible notes.

In addition, our secured revolving bank credit facility contains financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. In the event of default under the notes or the secured revolving bank credit facility, our indebtedness could become immediately due and payable and could adversely affect our financial condition.

The terms of our secured revolving bank credit facility impose financial and operating restrictions.

Our secured revolving bank credit facility contains restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. These covenants limit or restrict, among other things, our ability to:

•	incur additional indebtedness or pre-pay existing indebtedness;

•	pay dividends or make other distributions in respect of our equity securities;

•	sell assets, including the capital stock of us and our subsidiaries;

•	enter into certain transactions with our affiliates;

•	transfer any capital stock of any subsidiary or permit any subsidiary to issue capital stock;

•	create liens;

•	make certain loans or investments; and

•	effect a consolidation or merger or transfer of all or substantially all of our assets.

These limitations and restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our best interests. In addition, our ability to borrow under the secured revolving bank credit facility is subject to compliance with covenants. If we breach any of the covenants in our secured revolving bank credit facility, we may be in default under our secured revolving bank credit facility. If we default, the lenders under our secured revolving bank credit facility could declare all borrowings owed to them, including accrued interest and other fees, to be due and payable.

We may in the future need additional debt or equity financing to continue our growth. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

We have funded the growth of our e-commerce business primarily from the sale of equity securities and through the issuance of convertible notes. If our cash flows are insufficient to fund our operations and repay our debt, we may in the future need to seek additional equity or debt financings or reduce costs. Our secured revolving bank credit facility contains restrictive covenants restricting our ability to incur additional indebtedness. Further, we may not be able to obtain financing on satisfactory terms or it may not be available when needed, or at all. Our inability to finance our operations and repay our debt, may limit our growth potential and our ability to execute our business strategy. If we issue securities to raise capital, our existing stockholders may experience dilution or the new securities may have rights senior to those of our common stock. In addition, the terms of these securities could impose restrictions on our operations.

If we fail to manage our exposure to global financial and securities market risk successfully, our operating results and financial condition could be materially impacted.

The primary objective of most of our investment activities is to conservatively invest excess cash in highly rated liquid securities. To achieve this objective, a majority of our cash and cash equivalents are held in institutional money market mutual funds and bank deposit accounts. If the carrying value of our investments exceeds the fair value, and the decline in fair value is deemed to be other-than-temporary, we will be required to write down the value of our investments, which could materially harm our results of operations and financial condition. These investments are subject to general credit, liquidity, market, and interest rate risks, which may be directly or indirectly impacted by economic uncertainties that have affected various sectors of the global financial markets causing credit and liquidity issues. With the current unstable credit environment, we might incur significant realized, unrealized or impairment losses associated with these investments.

Seasonal fluctuations in sales cause wide fluctuations in our quarterly results.

We have experienced and expect to continue to experience seasonal fluctuations in our revenues. These seasonal patterns have caused and will continue to cause quarterly fluctuations in our operating results. Our results of operations historically have been seasonal primarily because consumers increase their purchases on our clients’ e-commerce businesses during the fourth quarter holiday season.

Our fourth fiscal quarter has accounted for and is expected to continue to account for a disproportionate percentage of our total annual revenues. For fiscal 2008, fiscal 2007 and fiscal 2006, 40.5%, 44.7% and 42.2% of our annual net revenues were generated in our fourth fiscal quarter, respectively. Since fiscal 1999, we have not generated net income in any fiscal quarter other than a fourth fiscal quarter. If our revenues are below seasonal expectations during the fourth fiscal quarter or if we do not execute operationally, our operating results could be below the expectations of securities analysts and investors. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel, customer care operations, fulfillment operations, IT capacity and shipment activities and may cause a shortfall in revenues compared to expenses in a given period.

In addition, if too many consumers access our clients’ e-commerce businesses within a short period of time due to increased holiday or other demand or if we inaccurately forecast consumer traffic, we may experience system interruptions that make our clients’ e-commerce businesses unavailable or prevent us from transmitting orders to our fulfillment operations, which may reduce the volume of goods we sell as well as the attractiveness of our clients’ e-commerce businesses to consumers. In anticipation of increased sales activity during our fourth fiscal quarter, we and our clients increase our respective inventory levels. If we and our clients do not increase inventory levels for popular products in sufficient amounts or are unable to restock popular products in a timely manner, we and our clients may fail to meet customer demand which could reduce the attractiveness of our clients’ e-commerce businesses. Alternatively, if we overstock products, we may be required to take significant inventory markdowns or write-offs, which could reduce profits.

Consumers are constantly changing their buying preferences. If we and our clients fail to anticipate these changes and adjust inventory accordingly, we could experience lower sales, higher inventory markdowns and lower margins for the inventory that we own.

Our success depends, in part, upon our ability and our clients’ ability to anticipate and respond to consumer trends with respect to products sold through the e-commerce businesses we operate. Consumers’ tastes are subject to frequent and significant changes. In order to be successful, we and our clients must accurately predict consumers’ tastes and avoid overstocking or understocking products. If we or our clients fail to identify and respond to changes in merchandising and consumer preferences, sales on our clients’ e-commerce businesses could suffer and we or our clients could be required to mark down unsold inventory. This would depress our profit margins. In addition, any failure to keep pace with changes in consumers’ tastes could result in lost opportunities which could reduce sales.

High merchandise returns or shrinkage rates could adversely affect our business, financial condition and results of operations.

We cannot be assured that inventory loss and theft, or “shrinkage,” and merchandise returns will not increase in the future. If merchandise returns are significant, or our shrinkage rate increases, our revenues and costs of operations could be adversely affected.

Our growth depends, in part, on our ability to add and launch new clients on a timely basis and on favorable terms and to extend the length of existing client agreements on favorable terms.

Key elements of our growth strategy include adding new clients, extending the length of existing client agreements on favorable terms and growing the business of our existing clients. If we are unable to add our targeted amount of new business, add clients with good reputations or add new clients on favorable terms, our growth may be limited. If we are unable to add and launch new clients within the time frames projected by us, we may not be able to achieve our targeted results in the expected periods. In addition, our ability to add new clients and retain and renew agreements with, existing clients depends on the quality of the services we provide and our reputation. To the extent that we have difficulties with the quality of the services we provide or have operational issues that adversely affect our reputation, it could adversely impact our ability to add new clients, retain and renew agreements with, existing clients and grow the business of our existing clients. Because competition for new clients is intense, we may not be able to add new clients on favorable terms, or at all. Further, our ability to add new clients on favorable terms is dependent on our success in building and retaining our sales organization and investing in infrastructure to serve new clients.

We enter into contracts with our clients. In fiscal 2008, we derived 38.0% of our revenue from five clients’ e-commerce businesses. If we do not maintain good working relationships with our clients, or perform as required under these agreements, it could adversely affect our business.

The contracts with our clients establish complex relationships between our clients and us. We spend a significant amount of time and effort to maintain our relationships with our clients and address the issues that from time to time may arise from these complex relationships. For fiscal 2008, sales to customers through one of our client’s e-commerce businesses accounted for 11.5% of our revenue, and sales through another one of our client’s e-commerce businesses accounted for 11.5% of our revenue. For fiscal 2008, sales through our top five clients’ e-commerce businesses accounted for 38.0% of our revenue. For fiscal 2007, sales to customers through one of our client’s e-commerce businesses accounted for 13.2% of our revenue, and sales to customers through another one of our client’s e-commerce businesses accounted for 11.9% of our revenue. For fiscal 2007, sales through our top five clients’ e-commerce businesses accounted for 45.3% of our revenue. For fiscal 2006, sales to customers through one of our client’s e-commerce businesses accounted for 14.9% of our revenue, and sales to customers through another one of our client’s e-commerce businesses accounted for 13.9% of our revenue. For fiscal 2006, sales through our top five clients’ e-commerce businesses accounted for 52.9% of our revenue. Our clients could decide not to renew their agreements at the end of their respective terms or could terminate or otherwise fail to perform under their agreements prior to the end of their respective terms. Additionally, if we do not perform as required under these agreements, our clients could seek to terminate their agreements prior to the end of their respective terms or seek damages from us. Loss of our existing clients, particularly our major clients, could adversely affect our business, financial condition and results of operations.

We and our clients must develop and maintain relationships with key manufacturers to obtain a sufficient assortment and quantity of quality merchandise on acceptable commercial terms. If we or our clients are unable to do so, it could adversely affect our business, results of operations and financial condition.

For the e-commerce businesses for which we own inventory, we primarily purchase products from the manufacturers and distributors of the products. For the e-commerce businesses for which our clients own inventory, our clients typically purchase products from the manufacturers and distributors of products or source their own products. If we or our clients are unable to develop and maintain relationships with these manufacturers, distributors or sources, we or our clients may be unable to obtain or continue to carry a sufficient assortment and quantity of quality merchandise on acceptable commercial terms and our clients’ e-commerce businesses and our business could be adversely impacted. We do not have written contracts with some of our manufacturers, distributors or sources. During fiscal 2008, we purchased 16.8% of the total amount of inventory we purchased from one manufacturer. During fiscal 2007, we purchased 18.0% of the total amount of inventory we purchased from one manufacturer. During fiscal 2006, we purchased 28.6% of the total amount of inventory we purchased from the same manufacturer. While we have a contract with this manufacturer, this manufacturer and other manufacturers could stop selling products to us or our clients and may ask us or our clients to remove their products or logos from our clients’ Web stores. If we or our clients are unable to obtain products directly from manufacturers, especially popular brand manufacturers, we or our clients may not be able to obtain the same or comparable merchandise in a timely manner or on acceptable commercial terms.

We rely on our ability to enter into marketing and promotional agreements with online services, search engines, comparison shopping sites, affiliate marketers and other web sites to drive traffic to the e-commerce businesses we operate. If we are unable to enter into or properly develop these marketing and promotional agreements, our ability to generate revenue could be adversely affected. In addition, new technologies could block our ads and manipulate web search results, which could harm our business.

We have entered into marketing and promotional agreements with search engines, comparison shopping sites, affiliate marketers and other web sites to provide content, advertising banners and other links to our clients’ e-commerce businesses. We rely on these agreements as significant sources of traffic to our clients’ e-commerce businesses and to generate new customers. If we are unable to maintain these relationships or enter into new agreements on acceptable terms, our ability to attract new customers could be harmed. Further, many of the parties with which we may have online advertising arrangements provide advertising services for other marketers of goods. As a result, these parties may be reluctant to enter into or maintain relationships with us. In addition, technologies may be developed that can block the display of our ads and could harm our ability to contact customers. Further, “index spammers” who develop ways to manipulate web search results could reduce the traffic that is directed to our clients’ e-commerce businesses. Failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from third parties may limit our clients’ and our ability to maintain market share and revenue.

In addition, we contact customers through e-mail. Our ability to contact customers through e-mail could be harmed and our business may be adversely affected if we mistakenly end up on SPAM lists, or lists of entities that have been involved in sending unwanted, unsolicited e-mails.

If we experience problems in our fulfillment operations, our business could be adversely affected.

Under some of our client agreements, we maintain the inventory of our clients in our fulfillment centers. Our failure to properly handle and protect such inventory could adversely affect our relationship with our clients.

In addition, because it is difficult to predict demand, we may not manage our fulfillment centers in an optimal way, which may result in excess or insufficient inventory or warehousing, fulfillment, and distribution capacity. We may be unable to adequately staff our fulfillment centers. As we continue to add fulfillment and warehouse capability or add new clients with different fulfillment requirements, our fulfillment network becomes increasingly complex and operating it becomes more challenging. In addition, our financial systems and equipment are complex and any additions, changes or upgrades to these systems or equipment could cause disruptions that could harm our business.

Although we operate our own fulfillment centers, we rely upon multiple third parties for the shipment of our products. We also rely upon certain vendors to ship products directly to consumers. As a result, we are subject to the risks associated with the ability of these vendors and other third parties to successfully and in a timely manner fulfill and ship customer orders. The failure of these vendors and other third parties to provide these services, or the termination or interruption of these services, could adversely affect the satisfaction of consumers, which could result in reduced sales by our clients’ e-commerce businesses. In addition, if third parties were to increase the prices they charge to ship our products, and we passed these increases on to consumers, consumers might choose to buy comparable products locally to avoid shipping charges.

A disruption in our operations could materially and adversely affect our business, results of operations and financial condition.

Any disruption to our operations, including system, network, telecommunications, software or hardware failures, and any damage to our physical locations, could materially and adversely affect our business, results of operations and financial condition.

Our operations are subject to the risk of damage or interruption from:

•	fire, flood, hurricane, tornado, earthquake or other natural disasters;

•	power losses and interruptions;

•	Internet, telecommunications or data network failures;

•	physical and electronic break-ins or security breaches;

•	computer viruses;

•	acts of terrorism; and

•	other similar events.

If any of these events occur, it could result in interruptions, delays or cessations in service to customers of our clients’ e-commerce businesses and adversely impact our clients’ e-commerce businesses. These events could also prevent us from fulfilling orders for our clients’ e-commerce businesses. Our clients might seek significant compensation from us for their losses. Even if unsuccessful, this type of claim likely would be time consuming and costly for us to address and damaging to our reputation.

Our primary data centers are located at two facilities of a third-party hosting company. We do not control the security, maintenance or operation of these facilities, which are also susceptible to similar disasters and problems.

Our insurance policies may not cover us for losses related to these events, and even if they do, they may not adequately compensate us for any losses that we may incur. Any system failure that causes an interruption of the availability of our clients’ e-commerce businesses could reduce the attractiveness of our clients’ e-commerce businesses to consumers and result in reduced revenues, which could materially and adversely affect our business, results of operations and financial condition.

If we do not respond to rapid technological changes, our services and proprietary technology and systems may become obsolete.

The Internet and e-commerce are constantly changing. Due to the costs and management time required to introduce new services and enhancements, we may be unable to respond to rapid technological changes in a timely enough manner to avoid our services becoming uncompetitive. To remain competitive, we must continue to enhance and improve the functionality and features of our clients’ e-commerce businesses. If competitors introduce new services using new technologies or if new industry standards and practices emerge, our clients’ existing e-commerce businesses and our services and proprietary technology and systems may become uncompetitive and our ability to attract and retain customers and new clients may be at risk.

Developing our e-commerce platform offering, our clients’ e-commerce businesses and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or fail to adapt our e-commerce platform, our clients’ e-commerce businesses and our technology to meet the requirements of clients and customers or emerging industry standards. In addition, the new technologies may be challenging to develop and implement and may cause us to incur substantial costs. Additionally, the vendors we use for our clients’ e-commerce businesses may not provide the level of service we expect or may not be able to provide their products or services to us on commercially reasonable terms, if at all.

Our success is tied to the continued growth in the use of the Internet and the adequacy of the Internet infrastructure.

Our future success is substantially dependent upon continued growth in the use of the Internet. The number of users and advertisers on the Internet may not increase and commerce over the Internet may not continue to grow for a number of reasons, including:

•	actual or perceived lack of security of information or privacy protection;

•	lack of access and ease of use;

•	congestion of traffic on the Internet;

•	inconsistent quality of service and lack of availability of cost-effective, high-speed service;

•	possible disruptions, computer viruses or other damage to Internet servers or to users’ computers;

•	governmental regulation;

•	uncertainty regarding intellectual property ownership;

•	lack of access to high-speed communications equipment; and

•	increases in the cost of accessing the Internet.

As currently configured, the Internet may not support an increase in the number or requirements of users. In addition, there have been outages and delays on the Internet as a result of damage to the current infrastructure. The amount of traffic on our clients’ Web stores could decline materially if there are outages or delays in the future. The use of the Internet may also decline if there are delays in the development or adoption of modifications by third parties that are required to support increased levels of activity on the Internet. If any of the foregoing occurs, the number of our clients’ customers could decrease. In addition, we may be required to spend significant capital to adapt our operations to any new or emerging technologies relating to the Internet.

Consumers may be unwilling to use the Internet to purchase goods.

Our future success depends heavily upon the general public’s willingness to use the Internet as a means to purchase goods. The failure of the Internet to continue to develop as an effective commercial tool would seriously damage our future operations. If consumers are unwilling to use the Internet to conduct business, our business may not continue to grow. The Internet may not continue to succeed as a medium of commerce because of security risks and delays in developing elements of the needed Internet infrastructure, such as a reliable network, high-speed communication lines and other enabling technologies. In addition, anything that diverts our users from their customary level of usage of our websites could adversely affect our business.

Third parties may have the technology or know-how to breach the security of customer transaction data and confidential information stored on our servers. Any breach could cause customers to lose confidence in the security of our clients’ e-commerce businesses and choose not to purchase from those businesses. Our security measures may not effectively prevent others from obtaining improper access to the information on our clients’ e-commerce businesses. If someone is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt the operation of our clients’ e-commerce businesses. Concerns about the security and privacy of transactions over the Internet could inhibit our growth.

We and/or our clients may be unable to protect our and their proprietary technology and intellectual property rights.

Our success depends to a significant degree upon the protection of our intellectual property rights in the core technology and other components of our e-commerce and e-mail platforms including our software and other proprietary information and material, and our ability to develop technologies that are as good as or better than our competitors. We may be unable to deter infringement or misappropriation of our software and other proprietary information and material, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Additionally, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. In addition, the failure of our clients to protect their intellectual property rights, including their trademarks and domain names, could impair our operations. Our competitors could, without violating our intellectual property rights, develop technologies that are as good as or better than our technology. Protecting our intellectual property and other proprietary rights can be expensive. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and consequently harm our operating results. Our failure to protect our intellectual property rights in our software and other information and material or to develop technologies that are as good as or better than our competitors’ could put us at a disadvantage to our competitors. These failures could have a material adverse effect on our business.

We may be subject to intellectual property claims or competition or trade practices claims that could be costly and could disrupt our business.

Third parties may assert that our business or technologies infringe or misappropriate their intellectual property rights. Third parties may claim that we do not have the right to offer certain services or products or to present specific images or logos on our clients’ e-commerce businesses, or we have infringed their patents, trademarks, copyrights or other rights. We may in the future receive claims that we are engaging in unfair competition or other illegal trade practices. We may be unsuccessful in defending against these claims, which could result in substantial damages, fines or other penalties. The resolution of a claim could also require us to change how we do business, redesign our service offering or clients’ e-commerce businesses or enter into burdensome royalty or license agreements. These license or royalty agreements, if required, may not be available on acceptable terms, if at all, in the event of a successful claim of infringement. Our insurance coverage may not be adequate to cover every claim that third parties could assert against us. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management’s time and disruptions in our business. Any of these claims could also harm our reputation.

We may not be able to compete successfully against current and future competitors, which could harm our margins and our business.

The market for the development and operation of e-commerce businesses and interactive marketing services is continuously evolving and is intensely competitive. Increased competition could result in fewer successful opportunities to obtain clients, price reductions, reduced gross margins and/or loss of market share, any of which could seriously harm our business, results of operations and financial condition. In the development and operation of e-commerce businesses, we often compete with in-house solutions promoted and supported by internal information technology staffs, marketing departments, merchandising groups and other internal corporate constituencies. In these situations, we compete with technology and service providers, which supply one or more components of an e-commerce solution primarily to allow the prospect or others to develop and operate the prospect’s e-commerce business in-house. In addition, the e-commerce businesses operated by us compete with the online and offline businesses of a variety of retailers and manufacturers.

Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. They may be able to secure merchandise from vendors on more favorable terms and may be able to adopt more aggressive pricing policies. They may also receive investments from or enter into other commercial relationships with larger, well-established companies with greater financial resources. Competitors in the retail, e-commerce services and interactive marketing services industries also may be able to devote more resources to technology development and marketing than we do.

Competition in the e-commerce and interactive marketing industries may intensify. Other companies in our industries may enter into business combinations or alliances that strengthen their competitive positions. Additionally, there are relatively low barriers to entry into the e-commerce services and interactive marketing services markets. As various Internet market segments obtain large, loyal customer bases, participants in those segments may expand into the market segments in which we operate. In addition, new and expanded web technologies may further intensify the competitive nature of online retail and interactive marketing. The nature of the Internet as an electronic marketplace facilitates competitive entry and comparison shopping and renders it inherently more competitive than conventional retailing formats. This increased competition may reduce our sales, our ability to operate profitably, or both.

We may be subject to product liability claims that could be costly and time-consuming.

We sell products manufactured by third parties, some of which may be defective. We also sell some products that are manufactured by third parties for us. If any product that we sell were to cause physical injury or injury to property, the injured party or parties could bring claims against us as the retailer or manufacturer of the product. These claims may not be covered by insurance and, even if they are, our insurance coverage may not be adequate to cover every claim that could be asserted. Similarly, we could be subject to claims that customers of our clients’ e-commerce businesses were harmed due to their reliance on our product information, product selection guides, advice or instructions. If a successful claim were brought against us in excess of our insurance coverage, it could adversely affect our business. Even unsuccessful claims could result in the expenditure of funds and management time and adverse publicity and could have a negative impact on our business.

We may be liable if third parties misappropriate our customers’ personal information. Additionally, we are limited in our ability to use and disclose customer information.

Any security breach could expose us to risks of loss, litigation and liability and could seriously disrupt our operations. If third parties are able to penetrate our network or telecommunications security or otherwise misappropriate our customers’ personal information or credit card information or if we give third parties improper access to our customers’ personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could be significant. In addition, the Federal Trade Commission and state agencies regularly investigate various companies’ uses of customers’ personal information. We could incur additional expenses if new regulations regarding the security or use of personal information are introduced or if government agencies investigate our privacy practices. Further, any resulting adverse publicity arising from investigations would impact our business negatively.

Changes to credit card association fees, rules, or practices could harm our business.

We must rely on banks or payment processors to process transactions, and must pay a fee for this service. From time to time, credit card associations may increase the interchange fees that they charge for each transaction using one of their cards. Our credit card processors have the right to pass any increases in interchange fees on to us as well as increase their own fees for processing. These increased fees increase our operating costs and reduce our profit margins. We are also required by our processors to comply with credit card association operating rules, and we will reimburse our processors for any fines they are assessed by credit card associations as a result of any rule violations by us. The credit card associations and their member banks set and interpret operating rules related to their credit cards. The credit card associations and/or member banks could adopt new operating rules or re-interpret existing rules that we might find difficult or even impossible to follow. As a result, we could lose our ability to give customers the option of using credit cards to fund their payments. If we are unable to accept credit cards, our business would be seriously damaged.

Credit card fraud could adversely affect our business.

The failure to adequately control fraudulent transactions could increase our expenses. To date, we have not suffered material losses due to fraud. However, we may in the future suffer losses as a result of orders placed with fraudulent credit card data. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder’s signature. With respect to checks and installment sales, we generally are liable for fraudulent transactions.

If one or more states successfully assert that we should collect or should have collected sales or other taxes on the sale of our merchandise, our business could be harmed.

We currently collect sales or other similar taxes only for goods sold by us and shipped into certain states. One or more local, state or foreign jurisdictions may seek to impose historical and future sales tax obligations on us or our clients and other out-of-state companies that engage in e-commerce. In recent years, certain large retailers expanded their collection of sales tax on purchases made through affiliated web sites. Our business could be adversely affected if one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of merchandise through the e-commerce businesses we operate.

We may have exposure to greater than anticipated tax liabilities.

We are subject to income, payroll and other taxes in both the United States and foreign jurisdictions. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Moreover, significant judgment is required in evaluating our worldwide provision for income taxes. Our determination of our tax liability is always subject to review by applicable tax authorities. Any adverse outcome of such a review could have a negative effect on our operating results and financial conditions. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

We rely on insurance to mitigate some risks and, to the extent the cost of insurance increases, or we are unable or choose not to maintain sufficient insurance to mitigate the risks facing our business, or our insurers are unable to meet their obligations, our operating results may be negatively impacted.

We contract for insurance to cover certain potential risks and liabilities. In the current environment, insurance companies are increasingly specific about what they will and will not insure. It is possible that we may not be able to get enough insurance to meet our needs, may have to pay very high prices for the coverage we do get, have very high deductibles or may not be able to acquire any insurance for certain types of business risk. In addition, we have in the past and may in the future choose not to obtain insurance for certain risks facing our business. This could leave us exposed to potential claims. If we were found liable for a significant claim in the future, our operating results could be negatively impacted. Also, to the extent the cost of maintaining insurance increases, our operating results will be negatively affected. Additionally, we are subject to the risk that one or more of our insurers may become insolvent and would be unable to pay a claim that may be made in the future.

Variability in self-insurance liability estimates could significantly impact our financial results.

In the fourth quarter of fiscal 2008, we began to self-insure for employee medical coverage up to a set retention level, beyond which we maintain excess insurance coverage. We may decide to self-insure for other risks for which we currently purchase insurance. Liabilities are determined using actuarial estimates of the aggregate liability for claims incurred and an estimate of incurred but not reported claims, on an undiscounted basis. Our accruals for insurance reserves reflect certain actuarial assumptions and management judgments, which are subject to a high degree of variability. The variability is caused by factors external to us such as:

•	historical claims experience;

•	medical inflation;

•	legislative changes to benefit levels;

•	jury verdicts; and

•	claim settlement patterns.

Any significant variation in these factors could cause a material change to our reserves for self-insurance liabilities as well as earnings.

Existing or future laws or regulations could harm our business or marketing efforts.

We are subject to international, federal, state and local laws applicable to businesses in general and to e-commerce specifically. Due to the increasing growth and popularity of the Internet and e-commerce, many laws and regulations relating to the Internet and online retailing are proposed and considered at the country, federal, state and local levels. These laws and regulations could cover issues such as taxation, pricing, content, distribution, access, quality and delivery of products and services, electronic contracts, intellectual property rights, user privacy and information security.

For example, at least one state has enacted, and other states have proposed, legislation limiting the uses of personal information collected online or requiring collectors of information to establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for use and disclosure of information, or provide users with the ability to access, correct and delete stored information. Even in the absence of such legislation, the Federal Trade Commission has settled several proceedings resulting in consent decrees in which Internet companies have been required to establish programs regulating the manner in which personal information is collected from users and provided to third parties. We could become a party to a similar enforcement proceeding. These regulatory and enforcement efforts could also harm our ability to collect demographic and personal information from users, which could be costly or adversely affect our marketing efforts.

The applicability of existing laws governing issues such as property ownership, intellectual property rights, taxation, libel, obscenity, qualification to do business and export or import matters could also harm our business. Many of these laws may not contemplate or address the unique issues of the Internet or online retailing. Some laws that do contemplate or address those unique issues, such as the Digital Millennium Copyright Act and The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the “CAN-SPAM,” Act, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. These current and future laws and regulations could reduce our ability to operate efficiently.

Our e-Dialog e-mail marketing solutions business is dependent on the market for e-mail marketing solutions and there may be changes in the market that may harm our business.

In our e-Dialog e-mail marketing solutions business, we derive revenue from e-mail marketing solutions. The market for e-mail marketing solutions is at a relatively early stage of development, making this business and future prospects difficult to evaluate. Our current expectations with respect to areas of growth within the market may not prove to be correct.

Should our clients lose confidence in the value or effectiveness of e-mail marketing, the demand for our products and services will likely decline. A number of factors could affect our clients’ assessment of the value or effectiveness of e-mail marketing, including the following:

•	growth in the number of e-mails sent or received on a daily or regular basis;

•	the ability of filters to effectively screen for unwanted e-mails;

•	the ability of smart phones or similar communications to adequately display e-mail;

•	continued security concerns regarding Internet usage in general from viruses, worms or similar problems affecting Internet and e-mail utilization; and

•	increased governmental regulation or restrictive policies adopted by Internet service providers, or “ISPs,” that make it more difficult or costly to utilize e-mail for marketing communications.

Any decrease in the use of e-mail by businesses would reduce demand for our e-mail marketing products or services and the business and results of operation for our e-mail marketing business would suffer.

In addition, it is uncertain whether our e-mail marketing solutions will achieve and sustain the high level of market acceptance that is critical to the success of our business. If the market for e-mail marketing solutions fails to grow or grows more slowly than we currently anticipate, demand for our e-mail marketing solutions may decline and our revenue would suffer. We may not be able to successfully address any of these challenges, risks and difficulties. Failure to adequately do so could adversely affect our business, results of operations or financial condition.

Existing federal, state and international laws regulating e-mail marketing practices impose certain obligations on the senders of commercial e-mails and could expose us to liability for violations, decrease the effectiveness of our e-mail marketing solutions, and expose us to financial, criminal and other penalties for non-compliance, which could increase our operating costs.

The CAN-SPAM Act establishes certain requirements for commercial e-mail messages and specifies penalties for commercial e-mail that violates the CAN-SPAM Act. The CAN-SPAM Act, among other things, obligates the sender of commercial e-mails to provide recipients with the ability to opt out of receiving future commercial e-mail messages from the sender. As a result, in the event our products and services were to become unavailable or malfunction for any period of time for any reason, it is possible that certain opt-out requests would not be received, or other compliance obligations would be impeded, potentially exposing our clients and us to liability under the CAN-SPAM Act. Non-compliance with the CAN-SPAM Act may carry significant financial penalties. Moreover, penalties under the CAN-SPAM Act may increase if it is determined that e-mail lists provided to us by our clients were obtained using unlawful means. We generally cannot confirm the origins of e-mail lists provided to us by our clients. The CAN-SPAM Act preempts similar state laws directed at commercial e-mail in many instances, but there are some exceptions and liability in connection with e-mail marketing campaigns can arise under state law as well. In addition, many states have more general laws that may apply to commercial e-mail practices. These laws often provide a private right of action and specify damages and other penalties, which in some cases may be more substantial than the penalties provided under the CAN-SPAM Act. In addition, certain foreign countries have enacted laws that regulate e-mail marketing, and some of these laws are more restrictive than U.S. laws. For example, some foreign laws prohibit sending unsolicited e-mail unless the recipient has provided the sender advance consent to receipt of such e-mail, or in other words has “opted-in” to receiving it. If we were found to be in violation of the CAN-SPAM Act, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of e-mail, whether as a result of violations by our clients or if we were deemed to be directly subject to and in violation of these requirements, we could be exposed to one or more of the following consequences:

•	payment of statutory, actual or other damages;

•	criminal penalties;

•	actions by state attorneys general;

•	actions by private citizens or class actions; and

•	penalties imposed by regulatory authorities of the U.S. government, state governments and foreign governments.

Any of these potential areas of exposure would adversely affect our financial performance, could preclude us from doing business in specific jurisdictions, and significantly harm our business. We also may be required to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain clients or increase our operating costs.

Private spam blacklists may interfere with our ability to communicate with our e-commerce customers and the ability of the clients of e-Dialog to effectively deploy our e-mail marketing products or services which could harm our business.

In operating the e-commerce businesses of our clients, we depend on e-mail to market to and communicate with customers, our clients also rely on e-mail to communicate with their customers and e-Dialog provides e-mail marketing solutions to its clients. In an effort to regulate the use of e-mail for commercial solicitation, various private companies maintain “blacklists” of companies and individuals (and the websites, ISPs and Internet protocol addresses associated with those companies or individuals) that do not adhere to standards of conduct or practices for commercial e-mail solicitations that the blacklisting entity believes are appropriate. If a company’s Internet protocol addresses are listed by a blacklisting entity, e-mails sent from those addresses may be blocked if they are sent to any Internet domain or Internet address that subscribes to the blacklisting entity’s service or purchases its blacklist. It is possible that this sort of blacklisting or similar restrictive activity could interfere with our ability to communicate with customers of our clients’ e-commerce businesses or to market our clients’ products or services and could undermine the effectiveness of our clients’ e-mail marketing campaigns, all of which could damage our business.

ISPs can also block e-mails from reaching their users. Recent releases of ISP software and the implementation of stringent new policies by ISPs make it more difficult to deliver our clients’ e-mails. If ISPs materially limit, delay or halt the delivery of our or our clients’ e-mails, or if we fail to deliver our or our clients’ e-mails in a manner compatible with ISPs’ e-mail handling or authentication technologies, then the demand for our products or services could be reduced and our clients may seek to terminate their agreements with us.

From time to time, we may acquire or invest in other companies. There are risks associated with potential acquisitions and investments and we may not achieve the expected benefits of future acquisitions and investments.

We have recently completed several acquisitions and if we are presented with opportunities that we consider appropriate, we may make investments in complementary companies, products or technologies or we may purchase other companies. We may not realize the anticipated benefits of any investment or acquisition. We may be subject to unanticipated problems and liabilities of acquired companies. While we attempt in our acquisitions to determine the nature and extent of any pre-existing liabilities, and to obtain indemnification rights from the previous owners for acts or omissions arising prior to the date of acquisition, resolving issues of liability between the parties could involve a significant amount of time, manpower and expense. If we or any of our subsidiaries were to be unsuccessful in a claim for indemnity from a seller, the liability imposed on us or our subsidiary could have a material adverse effect on us. We may not be able to assimilate successfully the additional personnel, operations, acquired technology or products or services into our business. Any acquisition may strain our existing financial and managerial controls and reporting systems and procedures. If we do not successfully integrate any acquired business, the expenditures on integration efforts will reduce our cash position without us being able to realize the expected benefits of the acquisition. In addition, key personnel of an acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Further, the physical expansion in facilities that could occur as a result of any acquisition may result in disruptions that could seriously impair our business. In addition, due to the recent disruptions in the global financial markets, valuations supporting our acquisitions could change rapidly, and we could determine that such valuations have experienced impairments which could adversely impact our financial results. Finally, we may have to use our cash resources, incur debt or issue additional equity securities to pay for other acquisitions or investments, which could increase our leverage or be dilutive to our stockholders.

In connection with our acquisition of RCI, we have entered two new lines of business — the online private sale and off-price e-commerce marketplace businesses. The online private sale business is a new and unproven business. We cannot assure you that our expansion into this business line will succeed.

We have entered the online private sale and off-price e-commerce marketplace businesses with our acquisition of RCI. RCI operates RueLaLa.com, a members-only web site that sells premier brands at discount prices for limited periods of time, and SmartBargains.com, an online consumer marketplace for the sale of off-price merchandise. We cannot assure you that our expansion into these businesses will succeed. We have limited experience in the private sale and off-price merchandise marketplace businesses. In addition, the online private sale business is a new and unproven business model. Our entry into these businesses will require us to devote substantial financial, technical, managerial and other resources to the RueLaLa.com and SmartBargains.com websites. We may not be able to assimilate successfully the additional personnel, operations, acquired technology or products or services into our business and there is no guaranty that key personnel of RCI will continue to work for us. In addition, in connection with the acquisition, the stockholders and employees of RCI will be eligible to receive an earnout payable in cash and common stock for each of the 2010, 2011 and 2012 fiscal years with an aggregate value of up to $170.0 million if certain financial performance targets are achieved. This earnout may limit our cash available to make future acquisitions and operate our business, and may affect our ability to obtain alternative financing. It is uncertain whether we will benefit financially from this acquisition.

SmartBargains.com and RueLaLa.com compete with retailers and other online marketplaces.

The online private sale and the off-price e-commerce marketplace businesses may become more competitive if new private sale websites are created, or traditional liquidators and online retailers continue to develop services that compete with RueLaLa.com and SmartBargains.com. In addition, manufacturers and retailers may decide to create their own web sites to sell their own excess inventory and the excess inventory of third parties. Competitive pressures created by our competitors could harm our business, prospects, financial condition and results of operations. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, some of our competitors may be able to secure merchandise from manufacturers on more favorable terms. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We cannot assure you that we will be able to compete successfully against current and future competitors.

In connection with our acquisition of the assets of Pepperjam, we have entered a line of business — the affiliate marketing network business. We cannot assure you that our expansion into this business line will succeed.

In September 2009 we acquired the Pepperjam affiliate marketing network which serves to link publishers or affiliates with advertisers or merchants and facilitates affiliate marketing transactions between them. We cannot assure you that our expansion into this business will succeed. We have limited experience operating an affiliate marketing network and our entry into this business will require us to devote substantial financial, technical, managerial and other resources to the Pepperjam network. We may not be able to assimilate successfully the additional personnel, operations, acquired technology or products or services into our business and there is no guaranty that key personnel of Pepperjam will continue to work for us. It is uncertain whether we will benefit financially from this acquisition.

Our revenue from Pepperjam may fail to grow or may decline if the reputation of the Pepperjam affiliate marketing network is damaged by unscrupulous activities of network participants.

The goal of an affiliate marketing network is to facilitate long-term and mutually beneficial partnerships between publishers/affiliates and advertisers/merchants. The Pepperjam network may not continue to be effective in the future due to, among other reasons, publishers/affiliates acting in an unscrupulous manner, including using spam, false advertising, adware, cookie stuffing, forced clicks and other similar methods to drive traffic to advertisers on the network. If publishers/affiliates in the Pepperjam network utilize unethical practices this could adversely affect the reputation of the Pepperjam network and we may experience difficulty in attracting advertisers/merchants to the Pepperjam network and our revenues could fail to grow or could decline.

We plan to continue to expand our business internationally which may cause our business to become increasingly susceptible to numerous international business risks and challenges. We have limited experience in international operations.

We ship certain products to Canada and other countries. In addition, in January 2006, we completed the acquisition of Aspherio S.L., a Barcelona, Spain-based provider of outsourced e-commerce solutions now known as GSI Commerce Solutions International. In December 2007, we completed the acquisition of Zendor.com Ltd., a Manchester, United Kingdom-based provider of outsourced e-commerce solutions now known as Zendor/GSI Commerce Ltd. In February 2008, we completed the acquisition of e-Dialog, Inc. with operations in London, England. Because our growth strategy involves expanding our business internationally, we intend to continue to expand our international efforts. However, we have limited experience in international business, and we cannot assure you that our international expansion strategy will be successful. To date, however, our international business activities have been limited. Our lack of a track record outside the United States increases the risks described below. In addition, our experience in the United States may not be relevant to establishing a business outside the United States. Accordingly, our international expansion strategy is subject to significant execution risk, as we cannot assure you that our strategy will be successful. For fiscal 2008, substantially all of our net revenues, operating results and assets were in the United States.

International expansion is subject to inherent risks and challenges that could adversely affect our business, including:

•	the need to develop new supplier and manufacturer relationships, particularly because major manufacturers may require that our international operations deal with local distributors;

•	compliance with international legal and regulatory requirements and tariffs;

•	managing fluctuations in currency exchange rates;

•	difficulties in staffing and managing foreign operations;

•	greater difficulty in accounts receivable collection;

•	potential adverse tax consequences;

•	uncertain political and economic climates;

•	potentially higher incidence of fraud;

•	price controls or other restrictions on foreign currency; and

•	difficulties in obtaining export and import licenses and compliance with applicable export controls.

Any negative impact from our international business efforts could negatively impact our business, operating results and financial condition as a whole. In addition, gains and losses on the conversion of foreign payments into U.S. dollars may contribute to fluctuations in our results of operations and fluctuating exchange rates could cause reduced revenues and/or gross margins from non-dollar-denominated international sales.

In addition, if we further expand internationally, we may face additional competition challenges. Local companies may have a substantial competitive advantage because of their greater understanding of, and focus on, the local customer. In addition, governments in foreign jurisdictions may regulate e-commerce or other online services in such areas as content, privacy, network security, copyright, encryption, taxation, or distribution. We also may not be able to hire, train, motivate and manage the required personnel, which may limit our growth in international market segments.

In addition, compliance with foreign and U.S. laws and regulations that are applicable to our international operations is complex and may increase our cost of doing business in international jurisdictions and our international operations could expose us to fines and penalties if we fail to comply with these regulations. These laws and regulations include import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to governmental officials. Any violations of such laws could subject us to civil or criminal penalties, including substantial fines or prohibitions on our ability to offer our products and services to one or more countries, and could also materially damage our reputation, international expansion efforts, business and operating results.

Our success is dependent upon our executive officers and other key personnel.

Our success depends to a significant degree upon the contribution of our executive officers and other key personnel, particularly Michael G. Rubin, chairman of the board, president and chief executive officer. Our executive officers and key personnel could terminate their employment with us at any time despite any employment agreements we may have with these employees. Due to the competition for highly qualified personnel, we cannot be sure that we will be able to retain or attract executive, managerial or other key personnel. We do not intend to obtain key person life insurance for any of our executive officers or key personnel.

We may be unable to hire and retain skilled personnel which could limit our growth.

Our future success depends on our ability to continue to identify, attract, retain and motivate skilled personnel which could limit our growth. We intend to continue to seek to hire a significant number of skilled personnel. Due to intense competition for these individuals from our competitors and other employers, we may not be able to attract or retain highly qualified personnel in the future. Our failure to attract and retain the experienced and highly trained personnel that are integral to our business may limit our growth. Additionally, we have experienced recent growth in personnel numbers and expect to continue to hire additional personnel in selected areas. Managing this growth requires significant time and resource commitments from our senior management. If we are unable to effectively manage a large and geographically dispersed group of employees or to anticipate our future growth and personnel needs, our business may be adversely affected.

There are limitations on the liabilities of our directors and executive officers. Under certain circumstances, we are obligated to indemnify our directors and executive officers against liability and expenses incurred by them in their service to us.

Pursuant to our amended and restated certificate of incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases that are unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of the person’s services as one of our directors or executive officers. The costs associated with actions requiring indemnification under these agreements could be harmful to our business.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders and clients could lose confidence in our financial reporting, which could harm our business, the trading price of our common stock and our ability to retain our current clients and obtain new clients.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on the effectiveness of our internal control over financial reporting. We have expended significant resources to comply with our obligations under Section 404. If we fail to correct any issues in the design or operating effectiveness of internal control over financial reporting or fail to prevent fraud, current and potential stockholders and clients could lose confidence in our financial reporting, which could harm our business, the trading price of our common stock and our ability to retain our current clients and obtain new clients.

Future changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue and/or expense fluctuations and affect our reported results of operations.

A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may even require retroactive or retrospective application. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Our ability to use net operating loss carryforwards to reduce future tax payments may be limited if we experience or have experienced a change in ownership, or if taxable income does not reach sufficient levels.

As of January 3, 2009, we had approximately $430.9 million of U.S. Federal net operating loss carryforwards, referred to as “NOLs,” available to reduce taxable income in future years. A portion of these NOLs is currently subject to an annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the “Code.”

Our ability to utilize the NOLs may be further limited if we experience or have experienced an ownership change, as defined in Section 382 of the Code. This ownership change could be triggered by substantial changes in the ownership of our outstanding stock, which are generally outside of our control. An ownership change would exist if the stockholders, or group of stockholders, who own or have owned, directly or indirectly, 5% or more of the value of our stock, or are otherwise treated as 5% stockholders under Section 382 and the regulations promulgated thereunder, increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of our stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOLs. The limitation imposed by Section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains which may be present with respect to assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change. Our use of NOLs arising after the date of an ownership change would not be affected.

In addition, the ability to use NOLs will be dependent on our ability to generate taxable income. The NOLs may expire before we generate sufficient taxable income. There were no NOLs that expired in the fiscal years ended December 29, 2007 or January 3, 2009.

Risks Related to Our Common Stock

We may enter into future acquisitions and take certain actions in connection with such acquisitions that could affect the price of our common stock.

As part of our growth strategy, we expect to review acquisition prospects that would offer growth opportunities and we may acquire businesses, products or technologies in the future. In the event of future acquisitions, we could:

•	use a significant portion of our available cash;

•	issue equity securities, which would dilute current stockholders’ percentage ownership;

•	incur substantial debt;

•	incur or assume contingent liabilities, known or unknown;

•	incur amortization expenses related to intangibles; and

•	incur large, immediate accounting write-offs.

Such actions by us could harm our results from operations and adversely affect the price of our common stock.

Our operating results have fluctuated and may continue to fluctuate significantly, which may cause the market price of our common stock to be volatile.

Our annual and quarterly operating results have and may continue to fluctuate significantly due to a variety of factors, many of which are outside of our control. Because our operating results may be volatile and difficult to predict, period-to-period comparisons of our operating results may not be a good indication of our future performance. Our operating results may also fall below our published expectations and the expectations of securities analysts and investors, which likely will cause the market price of our common stock to decline significantly.

Factors that may cause our operating results to fluctuate or harm our business include but are not limited to the following:

•	our ability to obtain new clients or to retain existing clients in our e-commerce and marketing services businesses;

•	the performance of one or more of our client’s e-commerce businesses;

•	our and our clients’ ability to obtain new customers at a reasonable cost or encourage repeat purchases;

•	the number of visitors to the e-commerce businesses operated by us or our ability to convert these visitors into customers;

•	our and our clients’ ability to offer an appealing mix of products or to sell products that we purchase;

•	our ability to achieve effective results for our marketing services clients;

•	our ability to adequately develop, maintain and upgrade our clients’ e-commerce businesses or the technology and systems we use to process customers’ orders and payments;

•	the timing and costs of upgrades and developments of our systems and infrastructure;

•	the ability of our competitors to offer new or superior e-commerce businesses, services or products or new or superior marketing services;

•	price competition that results in lower profit margins or losses;

•	the seasonality of our business, especially the importance of our fourth fiscal quarter to our business;

•	our inability to obtain or develop specific products or brands or unwillingness of vendors to sell their products to us;

•	unanticipated fluctuations in the amount of consumer spending on various products that we sell, which tend to be discretionary spending items;

•	the cost of advertising and the amount of free shipping and other promotions we offer;

•	increases in the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

•	our inability to manage our shipping costs on a profitable basis or unexpected increases in shipping costs or delivery times, particularly during the holiday season;

•	inflation of prices of fuel and gasoline and other raw materials that impact our costs;

•	technical difficulties, system security breaches, system downtime or Internet slowdowns;

•	our inability to manage inventory levels or control inventory shrinkage;

•	our inability to manage fulfillment operations or provide adequate levels of customer care or our inability to forecast the proper staffing levels in fulfillment and customer care;

•	an increase in the level of our product returns or our inability to effectively process returns;

•	government regulations related to the Internet or e-commerce which could increase the costs associated with operating our businesses, including requiring the collection of sales tax on all purchases through the e-commerce businesses we operate; and

•	unfavorable economic conditions in general or specific to the Internet or e-commerce, which could reduce demand for the products sold through our clients’ e-commerce businesses.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new securities offerings.

Future sales of our common stock, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exercisable for our common stock could adversely affect the market prices of our common stock prevailing from time to time and could impair our ability to raise capital through future offerings of equity or equity-related securities. In addition, we may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of stock options or for other reasons.

As of January 15, 2010, there were 1,495,102 shares available for new awards under our 2005 plan. Additionally, as of January 15, 2010 there were 4,425,338 shares of common stock that were subject to awards granted under the 2005 plan (including 226,081 restricted stock awards which are issued and outstanding and subject to forfeiture under certain conditions) and 3,105,330 shares of common stock that were subject to awards granted under our 1996 plan. In the event of the cancellation, expiration, forfeiture or repurchase of any of these shares, such shares would become available for issuance under the 2005 plan. In order to attract and retain key personnel, we may issue additional securities, including stock options, restricted stock grants and shares of common stock, in connection with our employee benefit plans, or may lower the price of existing stock options. Additionally, a maximum of 10,031,156 shares of common stock could be issued upon conversion of our outstanding convertible notes, subject to adjustment. In addition, in connection with our acquisition of RCI, we could issue shares of common stock with an aggregate value of up to approximately $44.3 million, valued at the time of issuance, to RCI employees in connection with the earnout provisions of the merger agreement. No prediction can be made as to the effect, if any, that the sale, or the availability for sale, of substantial amounts of common stock could have on the market price of our common stock.

We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be declared or paid in the foreseeable future. In addition, the terms of our secured revolving bank credit facility prohibit us from declaring or paying dividends on our common stock. As a result, holders of our common stock will not receive a return, if any, on their investment unless they sell their shares of our common stock.

We are controlled by certain principal stockholders.

As of January 15, 2010, Michael G. Rubin, our chairman, president and chief executive officer, beneficially owned approximately 9.6% and Liberty Media Corporation, or Liberty, through its subsidiary QVC, Inc. and QVC’s affiliate QK Holdings, Inc., beneficially owned approximately 15.4% of our outstanding common stock. If they decide to act together, Mr. Rubin and Liberty would be in a position to exercise considerable control over most matters requiring stockholder approval, including the election or removal of directors, approval of significant corporate transactions and the ability generally to direct our affairs. Furthermore, pursuant to stock purchase agreements, Liberty has the right to designate up to one member of our board of directors. This concentration of ownership and the right of Liberty to designate members to our board of directors may have the effect of delaying or preventing a change in control of us, including transactions in which stockholders might otherwise receive a premium over prevailing market prices for our common stock. Furthermore, Mr. Rubin has entered into a voting agreement with Liberty, pursuant to which they have agreed to support the election of the directors designated by the other party.

It may be difficult for a third-party to acquire us and this could depress our stock price.

Certain provisions of our amended and restated certificate of incorporation, bylaws, stockholder rights agreement and Delaware law may have the effect of discouraging, delaying or preventing transactions that involve any actual or threatened change in control. The rights issued under our stockholder rights agreement may be a substantial deterrent to a person acquiring beneficial ownership of 20% or more (or, in the case of any stockholder that as of April 2, 2006 beneficially owned 19% or more of the outstanding shares of common stock, 25.1% or more) of our common stock without the approval of our board of directors. The stockholder rights agreement would cause extreme dilution to such person.

In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock for a period of three years from the date the stockholder becomes a 15% stockholder. In addition to discouraging a third party from seeking to acquire control of us, the foregoing provisions could impair the ability of existing stockholders to remove and replace our management and/or our board of directors.

Because many investors consider a change of control a desirable path to liquidity, delaying or preventing a change in control of our company may reduce the number of investors interested in our common stock, which could depress our stock price. See “— We are controlled by certain principal stockholders.”

The price of our common stock may fluctuate significantly.

The price of our common stock on the Nasdaq Global Select Market has been volatile. From December 30, 2007, the first day of our fiscal 2008, through January 21, 2010, the high and low sales prices of our common stock ranged from $26.10 to $5.69 per share. During fiscal 2007, the high and low sale prices of our common stock ranged from $29.27 to $16.09 per share. During fiscal 2006, the high and low sale prices of our common stock ranged from $19.52 to $10.67 per share. We expect that the market price of our common stock may continue to fluctuate.

Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

•	our performance and prospects;

•	the performance and prospects of our clients;

•	the depth and liquidity of the market for our common stock;

•	the vesting of our equity awards resulting in the sale of large amounts of our common stock during concentrated trading windows;

•	investor perception of us and the industry in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial and other market conditions; and

•	general economic conditions.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

Holders of our common stock will be subordinated to our secured revolving bank credit facility, convertible notes and other indebtedness.

In the event of our liquidation or insolvency, holders of common stock would receive a distribution only after payment in full of all principal and interest due under our secured revolving bank credit facility, due to holders of our convertible notes and due to other creditors, and there may be little or no proceeds to distribute to holders of common stock at such time.

Conversion of our convertible notes would dilute the ownership interest of existing stockholders.

In June 2005, we issued $57.5 million principal amount of our 3% convertible notes, and in July 2007 we issued $150.0 million principal amount of our 2.5% convertible notes, which are all convertible into shares of our common stock. Under certain circumstances, a maximum of 6,156,495 shares of common stock could be issued upon conversion of the 2.5% convertible notes and a maximum of 3,874,661 shares of common stock could be issued upon conversion of the 3% convertible notes, in each case, subject to adjustment for stock dividends, stock splits, cash dividends, certain tender offers, other distributions and similar events. The conversion of some or all of these notes will dilute the ownership interest of existing stockholders. Any sales in the public market of the common stock issuable upon such conversions could adversely affect prevailing market prices of our common stock. In addition, the existence of these notes could encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and Section 27A of the Securities Act of 1933, as amended, referred to as the “Securities Act.” All statements, other than statements of historical fact, that discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us are forward-looking statements. The words “look forward to,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “could,” “guidance,” “potential,” “opportunity,” “continue,” “project,” “forecast,” “confident,” “prospects,” “schedule,”

“designed,” “future,” “discussions,” “if” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect our business, financial condition and operating results include, but are not limited to:

•	the effects of changes in the economy, consumer spending, the financial markets and the industries in which we and our clients operate;

•	changes affecting the Internet and e-commerce;

•	our ability to develop and maintain relationships with clients and suppliers and the timing of our establishment, extension or termination of our relationships with clients;

•	our ability to timely and successfully develop, maintain and protect our technology, confidential and proprietary information, and product and service offerings and execute operationally;

•	our ability to attract and retain qualified personnel;

•	our ability to successfully integrate our acquisitions of other businesses, and the performance of acquired businesses; and

•	other factors set forth in the section entitled “Risk Factors” beginning on page S-4 of this prospectus supplement or included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus supplement and accompanying base prospectus.

Unpredictable or unknown factors could also have material adverse effects on us. All forward-looking statements included, or incorporated by reference, in this prospectus supplement and accompanying base prospectus are expressly qualified in their entirety by the foregoing cautionary statements. Except as required under the Federal securities laws and rules and regulations of the SEC, we undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

USE OF PROCEEDS

Shares of common stock offered by this prospectus supplement and the accompanying base prospectus will be sold by, and for the account of, the selling stockholders. We will not receive any of the proceeds upon the resale of shares of our common stock by selling stockholders, except to the extent that shares of common stock held in an escrow account are sold and the proceeds thereof are paid to us from the escrow account to satisfy an indemnification claim or claims against the selling stockholders. See “Selling Stockholders.”

SELLING STOCKHOLDERS

On December 31, 2009, we issued 152,945 shares of our common stock in connection with our acquisition of the remaining capital stock of RCI. In connection with our acquisition of RCI, we contractually agreed to file this registration statement with the SEC to register for resale such 152,945 shares of our common stock.

The common stock offered by this prospectus supplement and accompanying base prospectus may be offered from time to time by the selling stockholders named below. The table below sets forth certain information about the selling stockholders, including the names of the selling stockholders, their beneficial ownership prior to this offering and the number of shares of our common stock that the selling stockholders intend to sell in this offering using this prospectus supplement and accompanying base prospectus. In addition, the table below sets forth certain information about the number of shares of our common stock that the selling stockholders intend to sell pursuant to a prospectus supplement we filed with the SEC on December 4, 2009, referred to as the “prior offering.” This offering, together with the prior offering, are referred to as the “Offerings.” The table also sets forth information about the selling stockholders’ beneficial ownership after the

Offerings. This table assumes that the selling stockholders will sell all of the shares of common stock offered pursuant to this prospectus supplement and the December 4, 2009 prospectus supplement. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus supplement to the extent required. Except as set forth below, to our knowledge, none of the selling stockholders has had any material relationship with us or any of our predecessors or affiliates within the past three years.

The information set forth below is based on information provided by or on behalf of the selling stockholders through January 22, 2010. To our knowledge, each of the selling stockholders has sole voting and dispositive power as to the shares shown below unless otherwise noted. The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they include securities as to which the individual has or shares voting or dispositive power or has the right to acquire such securities within 60 days of January 22, 2010. Securities which a person has the right to acquire within 60 days of January 22, 2010 are deemed outstanding for computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership may be disclaimed as to certain of the securities.

							Shares Offered
							Pursuant
	Shares Beneficially						to 12/4/09			Shares Beneficially
	Owned Prior to this						Prospectus			Owned
	Offering			Shares Offered Hereby			Supplement			After the Offerings
	Number of		Percent of	Number of		Percent of	Number of		Percent of	Number of	Percent of
Selling Stockholder	Shares		Shares(1)	Shares		Shares(1)	Shares(2)		Shares(1)	Shares	Shares(1)

Breakaway Partners I, LLC(3)	304,270	(4)	*	39,520	(5)	*	264,750	(6)	*	—	—
Davenport BCCH, LLC(7)	69,212	(8)	*	11,856	(9)	*	57,356	(10)	*	—	—
DeWitt P. Davenport 1999 Trust(11)	23,070	(12)	*	3,951	(13)	*	19,119	(14)	*	—	—
Michael Frieze	41,956	(15)	*	3,719	(16)	*	38,237	(17)	*	—	—
Jonathan W.G. Mugar	7,647	(18)	*	1,976	(19)	*	5,671	(20)	*	—	—
Peter S. Mugar	15,294	(21)	*	3,951	(22)	*	11,343	(23)	*	—	—
Mugar Value Fund I LLC(24)	50,475	(25)	*	13,041	(26)	*	37,434	(27)	*	—	—
NED Retail Convergence LLC(28)	465,339	(29)	*	59,512	(30)	*	405,827	(31)	*	—	—
SFP Joint Venture(32)	45,887	(33)	*	11,856	(34)	*	34,031	(35)	*	—	—
Wentworth Investment LLC(36)	13,792	(37)	*	3,563	(38)	*	10,229	(39)	*	—	—

*	Less than 1%.

(1)	Based on 60,039,422 shares of common stock outstanding as of January 15, 2010.

(2)	The shares listed in this column have all been registered for resale pursuant to a prospectus supplement we filed with the SEC on December 4, 2009.

(3)	Dennis M. Baldwin exercises voting and/or dispositive power with respect to the securities listed in the table. Dennis M. Baldwin was a director of RCI from December 12, 2007 to November 17, 2009 and a director of SmartBargains, Inc. from December 12, 2007 to November 17, 2009.

(4)	Includes 119,299 shares currently held in escrow pursuant to the escrow agreement, as described below.

(5)	Includes 5,862 shares currently held in escrow pursuant to the escrow agreement, as described below.

(6)	Includes 113,437 shares currently held in escrow pursuant to the escrow agreement, as described below.

(7)	Stephen N. Aschettino, as a manager of Davenport BCCH, LLC, and DeWitt P. Davenport, as a manager and member of Davenport BCCH, LLC, exercise voting and/or dispositive power with respect to the securities listed in the table.

(8)	Includes 35,789 shares currently held in escrow pursuant to the escrow agreement, as described below.

(9)	Includes 1,758 shares currently held in escrow pursuant to the escrow agreement, as described below.

(10)	Includes 34,031 shares currently held in escrow pursuant to the escrow agreement, as described below.

(11)	DeWitt P. Davenport is the trustee of the DeWitt P. Davenport 1999 Trust and exercises voting and/or dispositive power with respect to the securities listed in the table.

(12)	Includes 11,929 shares currently held in escrow pursuant to the escrow agreement, as described below.

(13)	Includes 586 shares currently held in escrow pursuant to the escrow agreement, as described below.

(14)	Includes 11,343 shares currently held in escrow pursuant to the escrow agreement, as described below.

(15)	Includes 11,894 shares currently held in escrow pursuant to the escrow agreement, as described below.

(16)	Includes 551 shares currently held in escrow pursuant to the escrow agreement, as described below.

(17)	Includes 11,343 shares currently held in escrow pursuant to the escrow agreement, as described below.

(18)	Includes 5,964 shares currently held in escrow pursuant to the escrow agreement, as described below.

(19)	Includes 293 shares currently held in escrow pursuant to the escrow agreement, as described below.

(20)	Comprised of 5,671 shares currently held in escrow pursuant to the escrow agreement, as described below.

(21)	Includes 11,929 shares currently held in escrow pursuant to the escrow agreement, as described below. Does not include shares held by the Mugar Value Fund I LLC as to which Peter S. Mugar exercises voting and/or dispositive power.

(22)	Includes 586 shares currently held in escrow pursuant to the escrow agreement, as described below. Does not include shares held by the Mugar Value Fund I LLC as to which Peter S. Mugar exercises voting and/or dispositive power.

(23)	Comprised of 11,343 shares currently held in escrow pursuant to the escrow agreement, as described below. Does not include shares held by the Mugar Value Fund I LLC as to which Peter S. Mugar exercises voting and/or dispositive power.

(24)	Peter S. Mugar, manager of Mugar Value Fund I LLC, exercises voting and/or dispositive power with respect to the securities listed in the table.

(25)	Includes 39,368 shares currently held in escrow pursuant to the escrow agreement, as described below.

(26)	Includes 1,934 shares currently held in escrow pursuant to the escrow agreement, as described below.

(27)	Comprised of 37,434 shares currently held in escrow pursuant to the escrow agreement, as described below.

(28)	Stephen R. Karp, Steven S. Fischman and Douglass E. Karp exercise voting and/or dispositive power with respect to the securities listed in the table. Stephen R. Karp and Steven S. Fischman, officers of NED Retail Convergence LLC, were directors of RCI from December 12, 2007 to November 17, 2009. Steven S. Fischman was a director of SmartBargains, Inc. from December 12, 2007 to November 17, 2009. Steven S. Fischman is the father of Benjamin D. Fischman, the president and chief executive officer of each of RCI and SmartBargains, Inc.

(29)	Includes 189,418 shares currently held in escrow pursuant to the escrow agreement, as described below.

(30)	Includes 8,827 shares currently held in escrow pursuant to the escrow agreement, as described below.

(31)	Includes 180,591 shares currently held in escrow pursuant to the escrow agreement, as described below.

(32)	Steven T. Wolf, partner of SFP Joint Venture, exercises voting and/or dispositive power with respect to the securities listed in the table.

(33)	Includes 35,789 shares currently held in escrow pursuant to the escrow agreement, as described below.

(34)	Includes 1,758 shares currently held in escrow pursuant to the escrow agreement, as described below.

(35)	Comprised of 34,031 shares currently held in escrow pursuant to the escrow agreement, as described below.

(36)	David T. Ting, manager of Wentworth Investment LLC, exercises voting and/or dispositive power with respect to the securities listed in the table. David T. Ting was a director of RCI from February 27, 2008 to November 17, 2009.

(37)	Includes 10,757 shares currently held in escrow pursuant to the escrow agreement, as described below.

(38)	Includes 528 shares currently held in escrow pursuant to the escrow agreement, as described below.

(39)	Comprised of 10,229 shares currently held in escrow pursuant to the escrow agreement, as described below.

To secure certain indemnification obligations agreed to by the selling stockholders in connection with our acquisition of RCI, we entered into an escrow agreement, dated as of November 17, 2009, by and among us, William J. Fitzgerald, as the stockholders’ representative and The Bank of New York Mellon, as escrow agent, referred to as the “escrow agreement.” During the escrow period, the escrow agent will vote the escrowed shares as directed by the selling stockholders in accordance with the terms of the escrow agreement. In addition, during the escrow period, the selling stockholders, in accordance with the terms of the escrow agreement, may cause the escrowed shares to be sold, provided that the net cash proceeds from such sale are returned to the escrow account. Except as set forth above, the selling stockholders do not have the right to sell the escrowed shares unless and until such shares are released from escrow in accordance with the terms of the escrow agreement.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock listed in the table appearing in the “Selling Stockholders” section of this prospectus supplement to permit the resale of such common stock by the selling stockholders. In connection with our acquisition of RCI, pursuant to the terms of a registration rights agreement, we agreed to register the resale of the common stock issued as initial merger consideration to the selling stockholders and to indemnify the selling stockholders against certain losses, claims, and liabilities. The selling stockholders also agreed to indemnify us for certain losses, claims, and liabilities.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, sell any or all of the shares of our common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices. The shares may be sold at various times by one or more methods, including, but not limited to, the following:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	directly to one or more purchasers, including institutional investors;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus supplement is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share or over a stipulated period of time;

•	in private transactions or under Rule 144, or pursuant to other available exemptions from the registration requirements, under the Securities Act rather than pursuant to this prospectus supplement and accompanying base prospectus;

•	through the distribution of the shares by the selling stockholders to its members or other equity holders;

•	a combination of any such methods of sale or distribution; and

•	any other method permitted pursuant to applicable law.

From time to time, the selling stockholders may also pledge, hypothecate or grant a security interest in some or all of the shares they own. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders and will be named in an additional prospectus supplement.

In effecting sales, the selling stockholders may engage brokers or dealers, and any brokers or dealers so engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive commissions, concessions, discounts or other items constituting compensation from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

Broker-dealers who acquire shares as principal may thereafter resell those shares from time to time in transactions (which may involve block trades and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on any national securities exchange or quotation service, in privately negotiated transactions or by a combination of these methods of sale, at fixed prices that may be changed, at prevailing market prices at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered to the broker-dealers, who may then resell or otherwise transfer those shares. The selling stockholders may also loan or pledge their shares to a broker-dealer and, upon the default of the selling stockholders, the broker-dealer may sell or otherwise transfer such shares, to the extent permitted by applicable law. If dealers are utilized in the sale of shares of common stock, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required by law.

The selling stockholders may also sell shares of the common stock through agents designated by them from time to time. We will name any agent involved in the offer or sale of such shares and will list commissions payable by the selling stockholders to these agents in a prospectus supplement, if required by law. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

The selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of the shares of common stock against certain liabilities, including liabilities under the Securities Act and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any profit on the sale of the shares of common stock by the selling stockholders and any discounts, commissions or concessions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If a selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities under the U.S. securities laws. The selling stockholders have acknowledged that they understand their obligation to comply with the provisions of the Exchange Act , including Regulation M, as applicable.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain material U.S. federal income and, to a limited extent, certain estate tax consequences of the purchase, ownership and disposition of our common stock. This discussion applies only to a non-U.S. holder (as defined below) of our common stock. This discussion is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion is limited to non-U.S. holders that hold our common stock as capital assets for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income and estate taxation that may be applicable to non-U.S. holders in light of their particular circumstances, or to non-U.S. holders subject to special treatment under U.S. federal income or estate tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal tax purposes, dealers in securities or currencies, expatriates, controlled foreign corporations, passive foreign investment companies, former long-term residents of the United States, persons deemed to sell our common stock under the constructive sale provisions of the Code and persons that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any U.S. federal gift tax consequences or any state, local or foreign tax consequences. Prospective investors should consult their tax advisors regarding the U.S. federal, state, local and foreign income, estate and other tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income and estate tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity subject to tax as a corporation for such purposes that is created or organized under the laws of the United States or any political subdivision thereof (except for certain non-U.S. entities taxed as U.S. corporations under specialized sections of the Code), (iii) a partnership (including any entity or arrangement treated as a partnership for such purposes), (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (v) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has made a valid election to be treated as a U.S. person for such purposes. If a partnership (including any entity or arrangement treated as a partnership for such purposes) owns our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. In the case of certain trusts, the tax treatment of a beneficiary of the trust will depend on the status of the beneficiary. Partners in a partnership and beneficiaries of a trust that owns our common stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

Dividends

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if certain income tax treaties apply, that are attributable to a non-U.S. holder’s permanent establishment in the United States are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. A non-U.S. holder must satisfy certain certification requirements for its effectively connected dividends to be exempt from the withholding tax described above. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•	the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if certain income tax treaties apply, is attributable to the non-U.S. holder’s permanent establishment in the United States; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or the non-U.S. holder owns or has owned more than 5% of our common stock.

Individual non-U.S. holders who are subject to U.S. federal income tax because the holders were present in the United States for 183 days or more during the year of disposition are taxed on their gains (including gains from the sale of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other non-U.S. holders subject to U.S. federal income tax with respect to gain recognized on the disposition of our common stock generally will be taxed on any such gain on a net income basis at applicable graduated U.S. federal income tax rates and, in the case of foreign corporations, the branch profits tax discussed above also may apply.

Federal Estate Tax

Our common stock that is owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and, therefore, U.S. federal estate tax may be imposed with respect to the value of such stock, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding

In general, backup withholding will apply to dividends on our common stock paid to a non-U.S. holder, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person, or the holder otherwise establishes an exemption. Generally, information will be reported to the United States Internal Revenue Service regarding the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividend. Copies of these information reports also may be made available under the provisions of a treaty or other agreement to the tax authorities of the country in which a non-U.S. holder resides.

In general, information reporting and possibly backup withholding will apply to the payment of proceeds from the disposition of our common stock by a non-U.S. holder through a U.S. office of a broker or through the non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the Internal Revenue Service.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Blank Rome LLP.

EXPERTS

The consolidated financial statements and financial statement schedule for the fiscal year ended January 3, 2009, incorporated in this prospectus by reference from our Current Report on Form 8-K filed on August 4, 2009, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph referring to the effects of the retrospective application of Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical consolidated financial statements of Retail Convergence, Inc. included in Exhibit 99.2 of GSI’s Current Report on Form 8-K/A dated December 4, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

GSI Commerce, Inc.
Common Stock
Preferred Stock
Depositary Shares
Warrants to Purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities
Subscription Rights to Purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities
Debt Securities
Share Purchase Contracts
Share Purchase Units
Units

We or selling security holders may offer from time to time securities described in this prospectus separately or together in any combination. Securities may be convertible into or exchangeable for our other securities.

This prospectus provides a general description of these securities. We will provide you with specific information about the offering and terms of these securities in supplements to this prospectus. The prospectus supplement may also add to, update, supplement or clarify information contained in this prospectus.

You should carefully read this prospectus and any applicable prospectus supplement, together with any documents incorporated by reference, before you invest in our securities.

We and the selling security holders may offer and sell these securities on a continuous or delayed basis, at prices and on terms to be determined at the time of any particular offering, directly to purchasers, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees or commissions payable to them. Net proceeds from the sale of the securities also will be set forth in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling security holder.

Unless otherwise stated in a prospectus supplement, none of these securities will be listed on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the symbol “GSIC.”

Investing in our securities involves risks.  See “Risk Factors” beginning on page 4 of this prospectus. You should carefully read and consider the risk factors described in the applicable prospectus supplement and in the documents we incorporate by reference before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2009.

Our fiscal year ends on the Saturday nearest the last day of December. Our fiscal year ends are as follows:

References to	Refer to the Years Ended/Ending

Fiscal 2005	December 31, 2005
Fiscal 2006	December 30, 2006
Fiscal 2007	December 29, 2007
Fiscal 2008	January 3, 2009
Fiscal 2009	January 2, 2010
Fiscal 2010	January 1, 2011
Fiscal 2011	December 31, 2011
Fiscal 2012	December 29, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, referred to as the “SEC,” under the Securities Act of 1933, as amended, referred to as the “Securities Act.” Under the shelf registration statement, we or the selling security holders may offer and sell the securities described in this prospectus, from time to time, in one or more offerings.

This prospectus provides you with a general description of the securities we or the selling security holders may offer. Each time we or the selling security holders offer or sell securities, we will provide you with a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update, supplement or clarify information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Documents Incorporated by Reference” below.

Unless the context requires otherwise or unless otherwise indicated, (i) all references to “GSI,” “Company,” “we,” “our,” or “us” refer collectively to GSI Commerce, Inc. and its consolidated subsidiaries; and (ii) all references to “common shares” refer to shares of our common stock and all references to “preferred shares” refer to shares of our preferred stock.

You should rely only on the information contained or incorporated by reference, as applicable, in this prospectus, any prospectus supplement, or other offering materials related to an offering of securities described in this prospectus. Neither we nor the selling security holders have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information contained or incorporated by reference, as applicable, in this prospectus, any prospectus supplement, or other offering materials related to an offering of securities described in this prospectus is accurate as of any date other than the date of that document. Neither the delivery of this prospectus, any prospectus supplement or other offering materials related to an offering of securities described in this prospectus, nor any distribution of securities pursuant to this prospectus, any such prospectus supplement, or other offering materials shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference, as applicable, in this prospectus, any such prospectus supplement or other offering materials since the date of each such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus does not constitute, and any prospectus supplement or other offering materials related to an offering of securities described in this prospectus will not constitute, an offer to sell, or a solicitation of an offer to purchase, the offered securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction.

GSI

Our Business

We are a leading provider of e-commerce and interactive marketing services to large businesses that sell products directly to consumers (b2c). We currently have two reportable segments — e-commerce services and interactive marketing services. For e-commerce services, we deliver customized solutions to clients through an integrated e-commerce platform, which is comprised of three components: technology, fulfillment and call center services. We offer each of the platform’s components on a modular basis, or as part of an integrated, end-to-end solution. For interactive marketing services, we offer online marketing and advertising, user experience and design, studio and e-mail marketing services. We provide services to approximately 200 clients, which include: Aeropostale®, American Eagle Outfitters®, Avis®, BMG Music Service®, Bath & Body Works®, British Airways®, CBS®, Christopher & Banks®, Dick’s Sporting Goods®, Estee Lauder®, Major League Baseball®, the NFL®, Reuters®, RalphLauren.com®, The Royal Bank of Scotland® group of companies, Sports Authority®, The TJX® Companies, Toys “R” Us® and Warnaco®.

We help our clients grow their e-commerce and multichannel businesses faster and more profitably than they could on their own. As retailers and brands place a greater emphasis on developing their online channels, they are challenged to make the level of investment required to support high-quality, multichannel, e-commerce businesses. The online businesses of our clients and prospects often account for a small but growing percentage of their companies’ overall businesses, which makes their online businesses too important to ignore, but often not large enough to justify the investment required to provide a robust e-commerce offering.

Our core competencies are providing services that enable our clients to build and grow their e-commerce and multichannel retailing businesses. By partnering with us, we believe companies gain access to better quality technology, a proven and integrated infrastructure along with e-commerce, multichannel and interactive marketing expertise. Our scale allows us to provide our clients with a broader range of high-quality capabilities, expertise and infrastructure than they could justify building, implementing and maintaining on their own and to continually invest in enhancing our service offerings and expertise and increasing our capacity.

We are a Delaware corporation organized in 1986. Our principal executive offices are located at 935 First Avenue, King of Prussia, PA 19406. Our telephone number is (610) 491-7000.

Recent Developments

On November 17, 2009, we completed our acquisition of Retail Convergence, Inc., a Delaware corporation, referred to as “RCI.” The acquisition was made pursuant to an Agreement and Plan of Merger, dated as of October 27, 2009, referred to as the “merger agreement,” by and among us, Cola Acquisition Corporation, a Delaware corporation and our wholly-owned subsidiary, RCI, certain of the principal stockholders of RCI and William J. Fitzgerald, as stockholders’ representative.

RCI operates RueLaLa.com and SmartBargains.com. Launched in April 2008, Rue La La is a members-only, e-commerce destination offering premier brands at discount prices during two-day private sale events in the fashion, accessories, footwear, home, jewelry and other emerging merchandise categories. Since inception, Rue La La has featured private sale events from more than 300 brands. SmartBargains.com, launched in 1999, is an e-commerce consumer marketplace for the sale of off-price merchandise across a wide cross-section of categories.

Under the terms of the merger agreement, Cola Acquisition Corporation merged with and into RCI with RCI surviving the merger as our subsidiary. At the effective time of the merger, we acquired substantially all of the outstanding capital stock of RCI. We have the right to acquire the remaining capital stock of RCI on or after December 31, 2009.

Under the merger agreement, the stockholders and optionholders of RCI were entitled to receive an initial payment of approximately $180.0 million, consisting of $90.0 million cash (less certain transaction expenses) and shares of our common stock with an aggregate value of approximately $90.0 million. Any stockholder or optionholder who held 200,000 or fewer shares of RCI common stock (or vested options, in the case of an optionholder) received cash in lieu of shares of our common stock. The initial payment disclosed above includes the initial payment payable upon our acquisition of the remaining capital stock of RCI which may be acquired on or after December 31, 2009.

At the closing of the merger transaction, in connection with this initial payment, we paid approximately $89.5 million (including certain transaction expenses) and issued 4,419,023 shares of our common stock. We anticipate paying an additional $2.6 million and issuing an additional 152,945 shares of our common stock upon our acquisition of the remaining capital stock of RCI that may be acquired on or after December 31, 2009. At the closing of the merger transaction, approximately $17.2 million of the initial consideration was paid into escrow to secure post-closing indemnification obligations of the stockholders and optionholders. We anticipate that, upon our acquisition of the remaining capital stock of RCI that may be acquired on or after December 31, 2009, approximately $0.6 million of such consideration will be paid into escrow to secure post-closing indemnification obligations. The stockholders and employees of RCI will be eligible to receive an earnout payable in cash and shares of our common stock for each of the 2010, 2011 and 2012 fiscal years with an aggregate value of up to $170.0 million if certain financial performance targets are achieved. The foregoing description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, which was filed as Exhibit 2.1 to our Current Report on Form 8-K/A filed with the SEC on November 17, 2009. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. As we have no shares of preferred stock outstanding as of the date of this prospectus, no ratio of earnings to combined fixed charges and preferred stock dividends is presented.

						For Nine
						Months
	For Fiscal Years Ended					Ended
	January 1,	December 31,	December 30,	December 29,	January 3,	October 3,
	2005	2005	2006(2)(3)	2007(2)(3)	2009(2)(3)	2009

Pre-tax (loss) income from continuing operations(1)	(337)	1,468	6,521	(3,846)	(30,556)	(50,675)
Fixed charges	1,653	5,301	7,834	17,150	24,441	18,655

Total earnings (losses) and fixed charges	1,316	6,769	14,355	13,304	(6,115)	(32,020)
Interest expense	538	3,772	6,081	12,191	18,841	14,452
Portion of rent expense deemed to be interest expense	1,115	1,529	1,753	4,959	5,600	4,203

Total fixed charges	1,653	5,301	7,834	17,150	24,441	18,655
Ratio of earnings to fixed charges	n/a	1.28	1.83	n/a	n/a	n/a

(1)	For purposes of computing the ratio of earnings to fixed charges, total earnings consist of pre-tax income (loss) from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries plus fixed charges minus noncontrolling interests in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and that portion of rent expense that we believe to be representative of interest expense. Earnings were not sufficient to cover fixed charges by $50.7 million for the first nine months ended for fiscal year 2009, $30.6 million for fiscal year 2008, $3.8 million for fiscal year 2007, and $0.3 million for fiscal year 2004.

(2)	On January 4, 2009 we adopted Financial Accounting Standards Board’s accounting standards on “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion, (Including Partial Cash Settlement).” The impact of this adoption has been retrospectively applied to prior period results.

(3)	In the second quarter of fiscal 2009, we discovered an immaterial misstatement in out stock-based compensation expense that impacted fiscal 2006, 2007, 2008, and the first fiscal quarter of fiscal 2009. We have corrected our prior period results as if our stock-based compensation expense had been properly recorded in each prior period.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described in any prospectus supplement and those incorporated by reference into this prospectus before making an investment decision. The risks and uncertainties described in any prospectus supplement and incorporated by reference into this prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of our securities could decline substantially.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, our filings with the SEC are available to the public through the SEC’s Internet site at http://www.sec.gov. Information about us is also available on our website at http://www.gsicommerce.com. This URL and the SEC’s URL above are intended to be inactive textual references only. The information on our or the SEC’s website is not part of this prospectus.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Documents Incorporated by Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC rules allow us to incorporate by reference information in this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document with the SEC. Information that we file with the SEC in the future automatically will update and supersede, where applicable, the information contained in this prospectus and in the documents previously filed with the SEC and incorporated by reference into this prospectus.

We incorporate by reference into this prospectus the following documents or information filed (File No. 0-16611) with the SEC (other than, in each case, information deemed to have been furnished or not filed in accordance with the SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 (updated with regard to Items 6, 7 and 8 in a Form 8-K filed on August 4, 2009);

•	Our Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarter ended April 4, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended July 4, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended October 3, 2009;

•	Those portions of our proxy statement for our Annual Meeting of Stockholders filed on May 4, 2009, which were incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended January 3, 2009;

•	Our Current Reports on Form 8-K filed on January 29, 2009, March 16, 2009, August 4, 2009, August 6, 2009, August 7, 2009, November 2, 2009 and November 17, 2009;

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 19, 1988, including any amendments or reports filed for the purpose of updating such description; and

•	The description of our preferred stock purchase rights set forth in our registration statement on Form 8-A filed with the SEC on April 6, 2006, including any amendments or reports filed for the purpose of updating such description.

Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, so long as the registration statement of which this prospectus is a part remains effective, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

We will provide, without charge, to each person to whom this prospectus is delivered, upon the written or oral request by such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Please direct your oral or written request to:

GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
(610) 491-7000
Attn: Investor Relations

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, the documents incorporated by reference into this prospectus and in any prospectus supplement may be deemed “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act. All statements, other than statements of historical fact, that discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us are forward-looking statements. The words “look forward to,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “could,” “guidance,” “potential,” “opportunity,” “continue,” “project,” “forecast,” “confident,” “prospects,” “schedule,” “designed,” “future,” “discussions,” “if” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect our business, financial condition and operating results include, but are not limited to:

•	the effects of changes in the economy, consumer spending, the financial markets and the industries in which we and our clients operate;

•	changes affecting the Internet and e-commerce;

•	our ability to develop and maintain relationships with clients and suppliers and the timing of our establishment, extension or termination of our relationships with clients;

•	our ability to timely and successfully develop, maintain and protect our technology, confidential and proprietary information, and product and service offerings and execute operationally;

•	our ability to attract and retain qualified personnel;

•	our ability to successfully integrate our acquisitions of other businesses, and the performance of acquired businesses; and

•	other factors set forth in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus.

Unpredictable or unknown factors could also have material adverse effects on us. All forward-looking statements included, or incorporated by reference, in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. Except as required under the Federal securities laws and rules and regulations of the SEC, we undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

USE OF PROCEEDS

The use of net proceeds from the sales of the securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES WE MAY SELL

Capital Stock

The following description of our capital stock includes a summary of certain provisions of our certificate of incorporation and bylaws. The following description of the terms of the preferred stock we may issue sets forth certain general terms and provisions of any series of preferred stock to which any prospectus supplement may relate. Particular terms of the preferred stock offered by any prospectus supplement and the extent, if any, to which these general terms and provisions shall apply to any series of preferred stock so offered will be described in the prospectus supplement relating to the applicable preferred stock. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such series of preferred stock. This description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Delaware law and the provisions of our certificate of incorporation, bylaws and any applicable certificates of designations, which have been or will be filed with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

General

If the prospectus supplement so provides, offered securities may be convertible into, exchangeable for or exercisable for shares of our capital stock As described under “Description of Securities We May Sell — Depository Shares”, we may, at our option, elect to offer depository shares evidenced by depository receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the preferred stock) in a share of the particular series of the preferred stock issued and deposited with a preferred stock depository.

Authorized Capitalization

As of November 2, 2009, our authorized capital stock consisted of (i) 90,000,000 shares of common stock, par value $0.01 per share, of which 55,111,439 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which none was issued and outstanding.

Common Stock

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any then outstanding preferred stock.

Dividend Rights.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board may from time to time determine.

Voting Rights.  Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and does not have cumulative voting rights.

No Pre-emptive or Other Rights.  Other than pursuant to contractual rights described in “— Pre-Emptive Rights,” holders of common stock are not entitled to pre-emptive, subscription, conversion or redemption rights.

Right to Receive Liquidation Distributions.  Upon our liquidation, dissolution or winding-up, the holders of our common stock and any participating preferred stock outstanding at that time are entitled to receive ratably our net assets available after the payment of all debts and other claims and payment of any liquidation preferences on any outstanding preferred stock.

Preferred Stock

Our board of directors may from time to time authorize the issuance of one or more series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to, among other things, issue shares of preferred stock in one or more series, establish the number of shares constituting a series, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of the preferred stockholders is required pursuant to the terms of any certificate of designation with respect to any series of preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of such preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting the payment of dividends on our common stock;

•	diluting the voting power of our common stock;

•	reducing the amount of assets remaining for payment to holders of shares in the event of a liquidation of assets;

•	delaying or preventing a change in control without further action by the stockholders; or

•	decreasing the market price of our common stock.

Preferred Share Rights

We have authorized and reserved 95,000 shares of Series A Junior Participating Preferred Stock, referred to as “Series A Stock,” for issuance in connection with our stockholders’ rights plan set forth in a Rights Agreement, dated as of April 3, 2006, between us and American Stock Transfer & Trust Company, as rights agent.

On April 2, 2006, our board of directors declared a dividend distribution of one right, referred to as a “Right,” for each outstanding share of common stock to the stockholders of record on the close of business on April 14, 2006. Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series A Stock, at a price of $85 per unit, subject to adjustment. However, the Rights are not exercisable unless certain events occur, such as a person or group acquiring or obtaining the right to acquire, or making a tender offer or exchange offer for, beneficial ownership of 20% or more of our outstanding common stock (or, in the case of any stockholder that as of April 2, 2006 beneficially owned 19% or more of our outstanding shares of common stock, 25.1% or more). Subject to certain exceptions, upon exercise of the Right, each holder of a Right will have the right to receive shares of our common stock, or other consideration, having a value equal to two times the exercise price of the Right. Additionally, at certain times, we have the right to redeem the Rights in whole, but not in part, at a price of $.001 per Right. The Rights will expire on April 14, 2016, unless the Rights are earlier redeemed or exchanged or expire in accordance with the terms of the Rights Agreement. As of November 2, 2009, no shares of Series A Stock were issued or outstanding.

Our rights plan is designed to enhance our board of directors’ ability to protect stockholder interests and to ensure that stockholders receive fair treatment in the event any coercive or unfair takeover attempt of our company is made in the future. See “— Anti-Takeover Provisions” for the description of the anti-takeover effects of the rights plan.

The above description of the Rights, the Series A Stock and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement, including the exhibits, which is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on April 3, 2006.

Registration Rights

As of November 2, 2009, the holders of approximately 8.4 million shares of common stock had the right to require us to register their shares with the SEC so that those shares may be publicly resold, subject to conditions and limitations set forth in the respective agreements. In addition, as of November 2, 2009, the holders of approximately 13.8 million shares of common stock (which includes the shares described in the preceding sentence) and the holders of options and restricted stock units to acquire an aggregate of approximately 1.5 million shares of common stock, upon exercise of the options or vesting of the restricted stock units, have “piggy back” rights to include these shares in any registration statement on a Form S-1 or S-3 that we file with the SEC, subject to conditions and limitations set forth in the respective agreements. In addition, in connection with our acquisition of RCI, we have agreed to register for resale the shares of our common stock issued as part of the initial merger consideration.

Pre-Emptive Rights

One of our stockholders, QK Holdings, Inc., an affiliate of Liberty Media Corporation, has entered into an agreement with us which provides it with pre-emptive rights with respect to new issuances of our common stock or rights to acquire our commons stock.

Anti-Takeover Provisions

In addition to the shares of Series A Stock authorized in connection with our rights plan, our certificate of incorporation provides that our board of directors may issue shares of preferred stock with voting or other rights without stockholder action.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15.0% or more of our outstanding voting stock (otherwise known as an interested stockholder); or

•	our affiliate or associate that was the owner of 15.0% or more of our outstanding voting stock at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder; for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10.0% of our assets.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85.0% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our directors who are also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Our rights plan, the possible issuance of preferred stock and the requirements of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change in control of us, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The rights plan, the possible issuance of preferred stock and the provisions of the Delaware General Corporation Law could also limit the price that investors might be willing to pay in the future for shares of our common stock.

In addition, QK Holdings, Inc., an affiliate of Liberty Media Corporation, contractually has veto rights over our ability to execute any change of control transaction with, or sales of assets or equity to, certain specified companies or their affiliates.

Limitations on Liability and Indemnification of Officers and Directors

Certificate of Incorporation/Bylaws.

Our certificate of incorporation contains provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. In addition, our bylaws provide, with certain exceptions, indemnification of our directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law.

Indemnification Agreements.

We also entered into separate indemnification agreements with our directors and some of our officers that provide them indemnification protection that is greater than the protection currently provided under Delaware General Corporation Law.

The indemnification agreements, among other things:

•	confirm the present indemnity provided by our bylaws which state that we will indemnify directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law and provide that this indemnity will continue despite future changes in our bylaws, as the indemnification agreements will be our contractual obligations, unlike our bylaws which may be amended by our stockholders or our board;

•	provide further indemnification to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by a director or officer in any action or proceeding, including any action by us or in our own right, on account of service as our director, officer, employee, attorney or agent or any of our subsidiaries or any other company or enterprise at our request;

•	cover all actions and proceedings, even if they arise from acts or omissions by a director or officer occurring before the execution of the agreements;

•	continue in force so long as the individual continues to serve in such capacity on our behalf and cover liabilities related to his activities in any such capacity regardless of future changes to our corporate documents;

•	provide for payment of expenses in advance of a final disposition of the action or suit, regardless of the recipient’s ability to make repayments, and do not require that any repayment obligations in respect of any such advances be secured or bear interest;

•	provide protection during the determination process in the event there is a change of control of us or our board and grant our directors and officers rights to appeal a denial of indemnification to a court of competent jurisdiction; and

•	except as discussed below with respect to violations of Section 16(b) of the Exchange Act and expenses or liabilities which are covered by insurance, provide that directors or officers who rely on our records or upon information supplied by our officers, legal counsel, outside accountants or appraisers are deemed to have acted in a manner which would entitle our directors or officers to indemnification under the indemnification agreements.

However, a director or officer is not entitled to indemnification under these agreements unless that director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests.

In addition, no indemnification will be provided in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits from a purchase or sale of our securities in violation of Section 16(b) of the Exchange Act, or of any successor statute, or for expenses or liabilities which have been paid directly to a director or officer by an insurance carrier under a policy of directors’ and officers’ liability insurance.

Employment Agreements.

The employment agreements of certain of our officers provide for indemnification to such officers by us to the fullest extent permitted by our bylaws or applicable law.

Liability Insurance.

We have obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to us and our stockholders, in the amount of $25.0 million.

SEC Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or our controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock trades on the Nasdaq Global Select Market under the symbol “GSIC”.

Depositary Shares

The following summary of certain provisions of the depositary shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the deposit agreement and form of depositary receipt that will be filed with the SEC in connection with the offering of such depositary shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents. The particular terms of any depositary shares offered by us will be described in the applicable prospectus supplement. To the extent the terms of the depositary shares described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

General

We may issue depositary shares representing fractional interests in preferred shares of any class or series. Each depositary share will represent a fraction of a share of a particular series of preferred stock, and the prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between our company and a depositary that is a bank or trust company that meets certain requirements and is selected by us. The depositary will be specified in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the series of preferred stock represented by that depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received by it in respect of the preferred stock to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In this event, the depositary may, with our approval, adopt any method it deems equitable and practicable for the purpose of effecting the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the record holders of the depositary receipts.

The amount so distributed in any of the circumstances described above will be reduced by any amount required to be withheld by us or the depositary on account of taxes.

Withdrawal of Shares

Upon surrender of depositary receipts representing any number of whole shares at the depositary’s office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of preferred stock and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the preferred stock cannot thereafter be redeposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole shares of preferred stock of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Conversion and Exchange

We will describe any terms relating to the conversion or exchange of any shares of preferred stock underlying the depositary shares in the applicable prospectus supplement. If any shares of preferred stock underlying the depositary shares are subject to provisions relating to their conversion or exchange, each record holder of depositary shares will have the right or obligation to convert or exchange the depositary shares pursuant to the terms thereof.

Redemption of Depositary Shares

If shares of preferred stock underlying the depositary shares are subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary as a result of the redemption, in whole or in part, of the shares of preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying that depositary share. Whenever we redeem shares of preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, other than the right to receive the redemption price upon redemption.

Voting

Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of depositary receipts on the record date (which will be the same date as the record date for the shares of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with those instructions, and we will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the shares of preferred stock to the extent it does not receive specific written instructions from holders of depositary receipts representing the shares of preferred stock.

Warrants

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement and warrant certificates that will be filed with the SEC in connection with the offering of such warrants. See “Where You Can Find More Information” for information on how to obtain copies of these documents. The particular terms of any warrants offered by us will be described in the applicable prospectus supplement. To the extent the terms of the warrants described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

General

We may issue warrants to purchase common stock, preferred stock, depositary shares or debt securities. We will issue each series of warrants under a separate warrant agreement between us and a warrant agent that is a bank or trust company. Warrants will be represented by warrant certificates.

The terms of warrants described in the applicable prospectus supplement may include the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the designation and terms of the underlying warrant securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of warrants issued with each underlying warrant security;

•	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase such number of common shares, preferred shares or depositary shares or such amount of debt securities, as the case may be, at such exercise price as shall be set forth in, or shall be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at the times and in the manner set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify how the exercise price of any warrants is to be paid, which may include payment in cash or by surrender of other warrants issued under the same warrant agreement (a so-called “cashless exercise”). Upon receipt of payment of the exercise price and, if required, the certificate representing the warrants being exercised properly completed and duly executed at the office or agency of the applicable warrant agent or at any other office or agency designated for that purpose, we will promptly deliver the securities to be delivered upon such exercise.

No Rights as Holders of Shares

Holders of warrants will not be entitled, by virtue of being such holders, to vote, consent or receive notice as holders of our outstanding shares in respect of any meeting of holders of our shares for the election of our directors or any other matter, or to exercise any other rights whatsoever as holders of our shares, or to receive any dividends or distributions, if any, on our shares.

Subscription Rights

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the subscription rights agreement and the subscription rights certificate that will be filed with the SEC in connection with the offering of such subscription rights. See “Where You Can Find More Information” for information on how to obtain copies of these documents. The particular terms of any subscription rights offered by us will be described in the applicable prospectus supplement. To the extent the terms of the subscription rights described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

General

We may issue subscription rights to purchase common stock, preferred stock, depositary shares or debt securities. We will issue subscription rights under a subscription rights agreement and subscription rights will be represented by subscription rights certificates.

The terms of subscription rights described in the applicable prospectus supplement may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock, preferred stock, depositary share or debt security upon the exercise of the subscription rights;

•	the number of subscription rights issued;

•	the number and terms of the shares of common stock or shares of preferred stock or depositary shares or the amount and terms of the debt securities which may be purchased per subscription right;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights; and

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder to purchase such number of common shares, preferred shares or depositary shares or such amount of debt securities, as the case may be, at such exercise price as shall be set forth in, or shall be determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at the times and in the manner set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify how the exercise price of any subscription rights is to be paid. Upon receipt of payment of the exercise price and, if required, the certificate representing the subscription rights being exercised properly completed and duly executed at the office or agency designated for that purpose, we will promptly deliver the securities to be delivered upon such exercise.

No Rights as Holders of Shares

Holders of subscription rights will not be entitled, by virtue of being such holders, to vote, consent or receive notice as holders of our outstanding shares in respect of any meeting of holders of our shares for the election of our directors or any other matter, or to exercise any other rights whatsoever as holders of our shares, or to receive any distributions, if any, on our shares.

Debt Securities

The summary of the material provisions of the indentures (including the definition of certain terms used below) and the debt securities set forth below and the summary of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indentures and the debt securities which have been or will be filed with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of these documents. This summary of the indentures and the debt securities relates to terms and conditions applicable to the debt securities generally. The particular terms of any debt securities offered by us will be described in the applicable prospectus supplement. To the extent the terms of debt securities described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

General

We may issue senior debt securities in one or more series under the senior indenture, dated as of November 11, 2009, between us and The Bank of New York Mellon, as trustee, which we refer to as the “senior indenture.” We may also issue subordinated debt securities in one or more series under the subordinated indenture, dated as of November 11, 2009, between us and The Bank of New York Mellon, as trustee, which we refer to as the “subordinated indenture” and together with the senior indenture as the “indentures” or each of the senior indenture and the subordinated indenture individually, as the “applicable indenture.” For purposes of this section, we refer to: (i) the senior debt securities together with the subordinated debt securities as the “debt securities;” and (ii) The Bank of New York Mellon, or any successor or additional trustee, in its respective capacity as trustee under the applicable indenture, as the “trustee.” The indentures are filed as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the indentures. The indentures have been qualified under the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.”

Wherever we refer to particular articles, sections or defined terms of the indentures in this prospectus or in a prospectus supplement, those articles, sections or defined terms are incorporated in this prospectus and the prospectus supplement by reference, and the statement with respect to which such reference is made is qualified in its entirety by such reference. In addition, unless specified otherwise, references to such particular articles, sections or defined terms are applicable to both the senior indenture and the subordinated indenture.

The senior debt securities will be unsecured and will rank on parity with all of our other unsecured and unsubordinated obligations. Unless otherwise provided in the prospectus supplement, each series of subordinated debt securities will rank equally with all other series of subordinated debt securities issued under the subordinated indenture and will be unsecured and subordinate and junior in right of payment to all of our senior debt (as defined below). See “— Subordination Under Subordinated Indenture.”

Unless we state otherwise in the applicable prospectus supplement, the indentures do not limit us in incurring or issuing other secured or unsecured debt under either of the indentures or any other indenture or agreement that we may have entered into or enter into in the future.

Terms of Debt Securities

We may issue the debt securities in one or more series through an indenture that supplements the senior indenture or the subordinated indenture, as applicable, or through a resolution of our board of directors or an authorized committee of our board of directors.

We may deliver debt securities of any series executed by us to the trustee for authentication, together with our written request for the authentication and delivery of such debt securities, and the trustee will authenticate and deliver such debt securities in accordance with the procedures set forth in the applicable indenture.

You should refer to the applicable prospectus supplement for the specific terms of the debt securities. These terms may include the following:

•	title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series;

•	maturity date(s) or the method of determining the maturity date(s);

•	interest rate(s), if any, or the method of determining the interest rate(s);

•	date(s) from which interest will accrue;

•	date(s) on which interest will be payable;

•	place(s) where we may pay principal, premium, if any, and interest, if any, and where you may present the debt securities for registration of transfer or exchange;

•	place(s) where notices and demands relating to the debt securities and the applicable indenture may be made;

•	redemption, repurchase or early payment provisions;

•	sinking fund or similar provisions;

•	attachment to the debt securities of the series of warrants, options or other rights to purchase or sell our stock or other securities;

•	authorized denominations if other than denominations of $1,000;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any deletions or modifications of or additions to the events of default or covenants specified in the applicable indenture;

•	form(s) of the debt securities of the series;

•	currency, currencies, or currency unit(s), if other than U.S. dollars, in which the debt securities are denominated and/or in which the principal of, premium, if any, and interest, if any, on the debt securities is payable;

•	if the principal of and premium, if any, or interest, if any, on any of the debt securities of the series is to be payable, at our election or at the election of the holder of the debt securities, in a currency or currencies, or currency unit(s), other than that in which the debt securities are denominated, the period(s) within which, and the terms and conditions upon which, such election may be made, or the other circumstances under which any of the debt securities are to be so payable;

•	if the amount of payments of principal of and premium, if any, or interest, if any, on any of the debt securities of the series may be determined with reference to an index or indices, the manner in which such amounts are determined;

•	whether any debt securities of the series are to be issuable initially in temporary global form or definitive global form and, if so, whether beneficial owners of interests in any such definitive global debt security may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which and the place or places where any such exchanges may occur, if other than in the manner set forth in the applicable indenture;

•	if the debt securities of the series are to be issued upon the exercise of warrants or subscription rights, the time, manner and place for such debt securities to be authenticated and delivered;

•	whether and under what circumstances and with what procedures and documentation we will pay additional amounts on any of the debt securities of the series to any holder who is not a U.S. person, in respect of any tax assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay additional amounts;

•	the person to whom any interest on any debt security of the series is payable, if other than the person in whose name that debt security is registered and the extent to which any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

•	the terms and conditions of any right or obligation we would have, or any option you would have, to convert or exchange the debt securities into cash or any other securities or property of our company or any other person and any changes to the applicable indenture with respect to the debt securities to permit or facilitate such conversion or exchange;

•	in the case of the subordinated indenture, any provisions regarding subordination; and

•	additional terms not inconsistent with the provisions of the applicable indenture.

Debt securities may also be issued under the indentures upon the exercise of warrants or subscription rights. See “— Warrants” and “— Subscription Rights.”

We may, in certain circumstances, without notice to or consent of the holders of the debt securities, issue additional debt securities having the same terms and conditions as the debt securities previously issued under this prospectus and any applicable prospectus supplement, so that such additional debt securities and the debt securities previously offered under this prospectus and any applicable prospectus supplement form a single series, and references in this prospectus and any applicable prospectus supplement to the debt securities shall include, unless the context otherwise requires, any further debt securities issued as described in this paragraph.

Special Payment Terms of Debt Securities

We may issue one or more series of debt securities at a discount below their stated principal amount. These may bear no interest or interest at a rate which at the time of issuance is below market rates. We will describe U.S. federal tax consequences and special considerations relating to any series in the applicable prospectus supplement.

The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest, if any, on any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, U.S. federal income tax considerations, specific terms and other information relating to the debt securities and any foreign currencies or currency units in the applicable prospectus supplement.

If we use any index to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of debt securities, we will also describe in the applicable prospectus supplement the special U.S. federal income tax, accounting and other considerations applicable to the debt securities.

Payment and Paying Agents

Unless we state otherwise in an applicable prospectus supplement, we will pay principal of, premium, if any, and interest, if any, on your debt securities at the office of the trustee for your debt securities in the City of New York or at the office of any other paying agent that we may designate.

Unless we state otherwise in an applicable prospectus supplement, we will pay any interest on debt securities to the registered owner of the debt security at the close of business on the record date for the interest, except in the case of defaulted interest.

Any moneys or U.S. government obligations (including the proceeds thereof) deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, or interest, if any, on any debt security that remains unclaimed for two years after the principal, premium or interest has become due and payable will be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

Denominations, Registration and Transfer

Except as we may describe in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000.

Debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denominations, of a like tenor and aggregate principal amount and having the same terms. You may present debt securities for exchange, as described above, or for registration of transfer, at the office of the security registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you must pay any taxes, assessments and other governmental charges as described in the applicable indenture. We will appoint the trustee as the initial security registrar under the applicable indenture. We may at any time rescind the designation of any transfer agent that we initially designate or approve a change in the location through which the transfer agent acts. We will specify the transfer agent in the applicable prospectus supplement. We may at any time designate additional transfer agents.

Global Debt Securities

We may issue all or any part of a series of debt securities in the form of one or more global debt securities. We will appoint the depository holding the global debt securities. Unless we otherwise state in the applicable prospectus supplement, the depository will be The Depository Trust Company, or DTC. We will issue global debt securities in registered form and in either temporary or definitive form. Unless it is exchanged for individual debt securities, a global debt security may not be transferred except:

•	by the depository to its nominee;

•	by a nominee of the depository to the depository or another nominee; or

•	by the depository or any nominee to a successor of the depository, or a nominee of the successor.

We will describe the specific terms of the depository arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depository arrangements.

Beneficial Interests in a Global Debt Security

If we issue a global debt security, the depository for the global debt security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global debt security to the accounts of persons that have accounts with it. We refer to those persons as “participants” in this prospectus. The accounts will be designated by the dealers, underwriters or agents for the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global debt security will be limited to participants or persons who may hold interests through participants. Ownership and transfers of beneficial interests in the global debt security will be shown on, and transactions can be effected only through, records maintained by the applicable depository or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global debt security.

So long as the depository or its nominee is the registered owner of a global debt security, the depository or its nominee will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the applicable indenture. Except as provided below, you:

•	will not be entitled to have any of the individual debt securities represented by the global debt security registered in your name;

•	will not receive or be entitled to receive physical delivery of any debt securities in definitive form; and

•	will not be considered the registered owner or holder of the debt securities under the applicable indenture.

Payments of Principal, Premium and Interest

We will make principal, premium, if any, and interest, if any, payments on global debt securities to the depository that is the registered holder of the global debt security or its nominee. The depository for the global debt securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global debt security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

We expect that the depository or its nominee, upon receipt of any principal, premium, if any, or interest, if any, payment, immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depository or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global debt security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.

Issuance of Individual Debt Securities

Unless we state otherwise in the applicable prospectus supplement, if a depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository, we will appoint a successor depository or we will issue individual debt securities in exchange for the global debt security.

Redemption

Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund, and we may, at our option, redeem all or any part of debt securities of any series prior to their stated maturity.

Except as we may otherwise specify in the applicable prospectus supplement, the redemption price for any debt security which we redeem will equal 100% of the principal amount plus any accrued and unpaid interest up to, but excluding, the redemption date.

We will mail notice of any redemption of debt securities at least 30 days but not more than 60 days before the redemption date to the registered holders of the debt securities at their addresses as shown on the security register. On and after the redemption date, interest will cease to accrue on the debt securities or the portions of the debt securities called for redemption.

We may also from time to time repurchase the debt securities in open market purchases or negotiated transactions without prior notice to holders.

Consolidation, Merger and Transfer of Assets

As long as debt securities are outstanding, we will not consolidate with or merge into any other person or convey or transfer our assets substantially as an entirety to any person, unless:

•	the person formed by such consolidation or into which we merge or the person which acquires by conveyance or transfer our assets substantially as an entirety is an entity that is organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and that expressly assumes our obligations relating to the debt securities;

•	immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time, or both, would become an event of default; and

•	other conditions described in the applicable indenture are met.

This covenant would not apply to the direct or indirect conveyance or transfer of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries.

Modification and Waiver

Modification

We and the trustee may modify and amend the applicable indenture by entering into a supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series affected by such supplemental indenture (acting as one class). No modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any installment of principal of or interest payable on, any debt security;

•	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, or the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of such debt security;

•	change any place of payment where, or the currency, currencies or currency unit(s) in which any debt security or any premium or the interest on any debt security is payable;

•	impair your right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity or redemption date;

•	affect adversely the terms, if any, of conversion or exchange of any debt security into cash, any other securities or property of our company or any other person;

•	reduce the percentage in aggregate principal amount of outstanding debt securities, the consent of whose holders is necessary to modify or amend the applicable indenture, to waive compliance with certain provisions of the applicable indenture or certain defaults and consequences of such defaults set forth in the applicable indenture;

•	change any of our obligations to maintain an office or agency as set forth in the applicable indenture;

•	modify any of these provisions or any of the provisions relating to the waiver of certain past defaults, except to increase the required percentage to effect such action, to provide, with respect to any particular series, the right to condition the effectiveness of any applicable supplemental indenture as to that series on the consent of holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of such series, or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the outstanding debt securities affected; or

•	in case of the subordinated indenture, modify the provisions with respect to the subordination of outstanding subordinated debt securities in a manner materially adverse to the holders of such outstanding subordinated debt securities.

Waiver

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may waive compliance by us with a certain term, provision or condition set forth in the securities for such series or the applicable supplemental indenture. We will provide written notice to the trustee upon the occurrence of any such waiver.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, subject to conditions specified in the applicable indenture, on behalf of the holders of all debt securities of that series, waive any past default under the applicable indenture relating to that series of debt securities and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt security of that series or relating to a covenant or provision which under the applicable indenture relating to that series of debt security cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected cannot be so waived.

Events of Default

Unless we state otherwise in the applicable prospectus supplement, under the terms of the applicable indenture, each of the following constitutes an event of default for a series of debt securities:

•	default for 30 days in the payment of any installment of interest, if any, when due;

•	default in the payment of principal, or premium, if any, when due (subject to the bullet point below);

•	default for 30 days in the payment for a sinking, purchase or analogous fund when due;

•	default in the performance, or breach, of any covenant or warranty in the applicable indenture for 60 days after written notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series.

We are required to furnish the trustee annually with a statement as to the fulfillment of our obligations under the applicable indenture.

The indentures provide that the trustee may withhold notice to you of any default, except in respect of the payment of the principal of or premium, if any, or interest on any debt securities or the payment of any sinking fund installment with respect to debt securities, if the trustee considers the withholding of such notice to be in the interests of the holders of the debt securities.

Effect of an Event of Default

If an event of default exists (other than an event of default in the case of certain events of bankruptcy as described below), the trustee or the holders of not less than 25% in aggregate principal amount of a series of outstanding debt securities may declare the principal amount, or, if the debt securities are original issue discount securities, such portion of the principal amount of such debt securities as may be specified in the terms of that series, of all of the debt securities of that series, together with accrued interest, if any, on such debt securities, to be due and payable immediately, by a notice in writing to us and to the trustee if given by holders. Upon that declaration, the principal (or specified) amount, together with accrued interest, if any, on such debt securities, will become immediately due and payable, subject to applicable subordination provisions in case of the subordinated indenture. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in aggregate principal amount of a series of outstanding debt securities may, subject to conditions specified in the applicable indenture, rescind and annul that declaration and its consequences.

If an event of default in the case of certain events of bankruptcy exists with respect to debt securities of any series at that time outstanding, the principal amount of all debt securities of that series or, if any debt securities of that series are original issue discount securities, such portion of the principal amount of such debt securities as may be specified in the terms of that series, will automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt securities, become immediately due and payable.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, if an event of default exists, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at your request or direction, unless you have offered to the trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which the trustee might incur in compliance with such request or direction.

Subject to the provisions for the security or indemnification of the trustee, the holders of not less than a majority in aggregate principal amount of a series of outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of that series.

Legal Proceedings and Enforcement of Right to Payment

You will not have any right to institute any proceeding in connection with the applicable indenture or for any remedy under the applicable indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series. In addition, the holders of at least 25% in aggregate principal amount of a series of the outstanding debt securities or, in the case of an event of default in case of certain events of bankruptcy, of all series (voting as a class) with respect to which such event of default is continuing, must have made written request, and offered indemnity satisfactory, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from such holders a direction inconsistent with that request, and must have failed to institute the proceeding.

However, you will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest, if any, on that debt security on the due dates expressed in the debt security (or, in the case of redemption, on the redemption date) and to institute a suit for the enforcement of that payment.

Satisfaction and Discharge

The indentures provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and

•	we deposit or cause to be deposited with the trustee, money or U.S. government obligations or a combination thereof, as trust funds, in an amount and in the currency or currency unit in which such debt securities are payable, sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest, if any, to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the applicable indenture will cease to be of further effect with respect to a series of debt securities, and we will be deemed to have satisfied and discharged the applicable indenture with respect to such series. However, we will continue to be obligated to pay all other sums due under the applicable indenture and to provide the officer’s certificate and opinion of counsel described in the applicable indenture.

Defeasance and Covenant Defeasance

Unless we state otherwise in the applicable prospectus supplement, the indentures provide that we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under any series of the debt securities at any time, and that we may also be released from our obligations described above under “— Consolidation, Merger and Transfer of Assets” and from certain other obligations, as applicable, including obligations imposed by supplemental indentures with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if:

•	we irrevocably deposit with the trustee money or U.S. government obligations or a combination thereof, as trust funds in an amount sufficient to pay on the respective stated maturities or the redemption date, the principal of and any premium and interest on, all debt securities of that series along with an opinion of a nationally recognized firm of independent accountants expressed in a written certification as to the sufficiency of the deposit;

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance; and

•	the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those holders’ U.S. federal income tax treatment of payments on the debt securities of that series (in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of execution of the applicable indenture);

•	no event of default under the applicable indenture has occurred and is continuing;

•	such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which we are a party or by which we are bound;

•	such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust will be registered under the Investment Company Act of 1940 or exempt from registration thereunder;

•	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with; and

•	other conditions specified in the applicable indenture are met.

The subordinated indenture will not be discharged as described above if we have defaulted in the payment of principal of, premium, if any, or interest, if any, on any senior debt, as defined below under “Subordination Under Subordinated Indenture,” and that default is continuing or an event of default on the senior debt then exists and has resulted in the senior debt becoming or being declared due and payable prior to the date it otherwise would have become due and payable.

Conversion or Exchange

We may issue debt securities that we may convert or exchange into cash or other securities or property of our company or any other person. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities, property or cash you would receive would be issued or delivered.

Subordination Under Subordinated Indenture

In the subordinated indenture, we have agreed, and holders of subordinated debt securities will be deemed to have agreed, that any subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the subordinated indenture.

Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceeding in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest, if any, on the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest, if any, on the subordinated debt securities.

If the maturity of any subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before a holder of subordinated debt securities will be entitled to receive any payment of the principal of, premium, if any, or interest on the subordinated debt securities, other than sinking fund payments.

We will not make any payments of principal of, premium, if any, or interest, if any, on the subordinated debt securities (other than any sinking fund payment) if:

•	a default in any payment on senior debt then exists,

•	an event of default on any senior debt resulting in the acceleration of its maturity then exists, or

•	any judicial proceeding is pending in connection with any such default.

When we use the term “debt” we mean, with respect to any person, the principal of, premium, if any, and interest, if any, on debt of such person, whether incurred on, prior to, or after, the date of the subordinated indenture, whether recourse is to all or a portion of the assets of that person and whether or not contingent, which includes:

•	every obligation of, or any obligation guaranteed by, that person for money borrowed,

•	every obligation of, or any obligation guaranteed by, that person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses but excluding the obligation to pay the deferred purchase price of any such property, assets or business if payable in full within 90 days from the date such debt was created,

•	every capital lease obligation of that person,

•	leases of property or assets made as part of any sale and lease-back transaction to which that person is a party, and

•	any amendments, renewals, extensions, modifications and refundings of any such debt.

The term “debt” does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

When we use the term “senior debt” we mean the principal of, premium, if any, and interest, if any, on debt, whether incurred on, prior to, or after, the date of the subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equally with, or junior to, the subordinated debt securities. Interest on this senior debt includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not the claim for post-petition interest is allowed in that proceeding.

However, senior debt will not include:

•	any debt of our company which, when incurred and without regard to any election under Section 1111(b) of Title 11 of the United States Code, was without recourse to our company,

•	any debt of our company to any of our subsidiaries,

•	debt to any employee of our company or any of our subsidiaries,

•	any liability for taxes,

•	debt or other monetary obligations to trade creditors or assumed by our company or any of our subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services, and

•	the subordinated debt securities.

The subordinated indenture provides that we may change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustees

The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

We and our affiliates may maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business.

Share Purchase Contracts and Share Purchase Units

The following summary of certain provisions of the share purchase contracts and share purchase units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the share purchase contract, share purchase unit agreement, pledge agreement or depositary agreement, as applicable, that will be filed with the SEC in connection with the offering of such securities. See “Where You Can Find More Information” for information on how to obtain copies of these documents. The particular terms of any share purchase contracts and share purchase units offered by us will be described in the applicable prospectus supplement. To the extent the terms of the share purchase contracts and share purchase units described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

We may issue share purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The price per share may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as a part of share purchase units consisting of a share purchase contract and either debt securities, shares of preferred stock, depositary shares, or debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligations to purchase the securities under the share purchase contracts.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations thereunder in a specified manner. In certain circumstances, we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing the holder’s obligations under the original share purchase contract.

Units

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the unit agreement that will be filed with the SEC in connection with the offering of the units. See “Where You Can Find More Information” for information on how to obtain copies of this document. The particular terms of any units offered by us will be described in the applicable prospectus supplement. To the extent the terms of the units described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

We may issue units consisting of one or more of the other securities described in this prospectus or the applicable prospectus supplement in any combination in such amounts and in such numerous distinct series as we determine.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

The terms of units described in the applicable prospectus supplement may include the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We or the selling security holders may sell the securities offered by this prospectus from time to time, in one or more transactions, by a variety of methods, including the following:

•	to or through underwriters;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitive bid transactions; or

•	through a combination of any of these methods of sale.

Any selling security holders will act independently of us in making decisions with respect to the timing, manner, size of each sale of the securities covered by this prospectus. Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold. Selling security holders may sell any securities covered by this prospectus in private transactions or under Rule 144 of, or pursuant to other exemptions from registration under, the Securities Act rather than pursuant to this prospectus.

We will identify the specific plan of distribution in a prospectus supplement. The prospectus supplement for each offering of securities will describe:

•	the terms of the offering of these securities, including the name or names of any agent or agents or the name or names of any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to any agents or underwriters and all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	other specific terms of the particular offering or sale.

Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the securities being offered by that prospectus supplement.

Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents may engage in transactions with, or perform services for, us, our subsidiaries or selling security holders in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of any securities offered from time to time by this prospectus and any related prospectus supplement will be passed upon for us by Blank Rome LLP. If legal matters in connection with offerings made pursuant to this prospectus and any related prospectus supplement are passed upon by counsel to underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The consolidated financial statements and financial statement schedule for the fiscal year ended January 3, 2009, incorporated in this prospectus by reference from our Current Report on Form 8-K filed on August 4, 2009, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph referring to the effects of the retrospective application of Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

152,945 Shares

GSI Commerce, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

January 22, 2010